UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Energy Recovery, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Energy Recovery, Inc.

Notice of 2015 Annual Meeting of Stockholders

To Be Held On June 19, 2015

Dear Stockholders,

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Energy Recovery, Inc., a Delaware corporation (the “Company” or “Energy Recovery”) will be held on Friday, June 19, 2015, at 10:00 a.m. Pacific Daylight Time. The 2015 Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577.

The purpose of the meeting is:

1.	the election of Mr. Ole Peter Lorentzen, Mr. Joel Gay, and Mr. Olav Fjell as a Class I directors to serve until our 2018 Annual Meeting (or until their successors are elected and qualified);

2.	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	advisory approval of the Company’s executive compensation; and

4.	other business that may properly come before the meeting and any adjournment or postponement.

These items of business are more fully described in the attached Proxy Statement, which is part of this Notice.

Only stockholders who owned stock at the close of business on April 20, 2015 may attend and vote at the meeting or any postponement or adjournment of the meeting.

Whether or not you expect to attend the 2015 Annual Meeting of stockholders in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the 2015 Annual Meeting.

At the meeting, we will also report on our 2014 business results and other matters of potential interest to our stockholders.

By Order of the Board of Directors,

/s/ Hans Peter Michelet

Hans Peter Michelet

Chairman of the Board of Directors

San Leandro, California

April 30, 2015

Stockholders of record can vote their shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Stockholders may also vote their shares by marking, signing, dating, and returning the proxy card in the enclosed postage-prepaid envelope.

If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the Proxy Statement.

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ENERGY RECOVERY, INC.

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2015

This Proxy Statement (“Proxy Statement”) applies to the solicitation of proxies by the Board of Directors of Energy Recovery, Inc. for use at the 2015 Annual Meeting of Stockholders to be held on Friday, June 19, 2015 at 10:00 a.m. Pacific Daylight Time. The 2015 Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577. The telephone number at that location is (510) 746-7370. This Proxy Statement, the accompanying proxy, and our Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”) are being sent by mail to stockholders on or about May 11, 2015.

INFORMATION ABOUT THE MEETING

1.	What is the purpose of the meeting?

All holders of shares of common stock of record at the close of business on April 20, 2015, (the “Record Date”) are entitled to notice of and to vote at the 2015 Annual Meeting and all adjournments or postponements thereof. At the meeting, our stockholders will vote on:

1.	the election of Mr. Ole Peter Lorentzen, Mr. Joel Gay, and Mr. Olav Fjell as a Class I directors to serve until our 2018 Annual Meeting (or until their successors are elected and qualified);

2.	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	advisory approval of the Company’s executive compensation; and

4.	other business that may properly come before the meeting and any adjournment or postponement.

2.	How do I vote?

If you are a record holder of our common shares as of the Record Date, you can vote either in person at the 2015 Annual Meeting or by proxy whether or not you attend the 2015 Annual Meeting. If you plan to vote in person, you must bring the enclosed proxy card and proof of identification to the meeting.

To vote by proxy, you can direct your vote as follows:

●	By Mail: Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

●	By Telephone: Follow the instructions on the proxy card to vote by telephone, or

●	By Internet: Follow the instructions on the proxy card to vote by internet.

To ensure that your vote is counted, please submit your vote by June 18, 2015.

If your shares are held for you in an account with a broker or other nominee, you will receive voting instructions from your nominee rather than a proxy card. To vote, please follow the voting instructions sent by your broker or other nominee. If you return your voting instructions timely, your broker or other nominee will then include your vote in the appropriate proxy card held by the record holder. If your shares are held in the name of a broker or other nominee, you cannot vote in person at the 2015 Annual Meeting unless you first obtain a legal proxy from your nominee and present it at the 2015 Annual Meeting.

3.	How many votes do I have?

On each matter to be voted upon, you have one (1) vote for each share of common stock you own as of the Record Date.

4.	Can I change my vote after submitting my proxy?

If you are the record holder of your shares, you can withdraw or revoke your proxy at any time before the final vote at our 2015 Annual Meeting by:

●	delivering to the Company (to the attention of Juan Otero, Corporate Counsel and Secretary) a written notice of revocation or a duly executed proxy bearing a later date;

●	submitting a new proxy via the Internet or telephone in accordance with the instructions on your original form of proxy; or

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attending the 2015 Annual Meeting and voting in person, in which case you must specifically revoke any previously returned proxy before you vote in person. Attending the 2015 Annual Meeting in person will not by itself revoke any prior proxy.

5.	What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” our director nominees and “FOR” the other proposals made in this Proxy Statement. If any other matter is properly presented at the meeting, the Company representative authorized to vote on your behalf as your proxy will vote your shares using his or her best judgment.

6.	Who pays for the expenses related to the preparation and mailing of the Proxy Statement?

The Company will bear the costs of soliciting proxies, including the costs for the preparation, assembly, printing, and mailing of the Proxy Statement and related proxy materials. In addition, the Company will reimburse brokerage firms and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners of those shares. We have retained Alliance Advisors as our proxy solicitors, and proxies may be solicited by a representative of that firm. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, either personally, by telephone, facsimile, or mail.

7.	Who can vote at the 2015 Annual Meeting?

Only stockholders of record at the close of business on April 20, 2015, the Record Date, will be entitled to notice of, and to vote at, our 2015 Annual Meeting. On the Record Date, the Company had 52,015,357 shares of common stock outstanding.

8.	Will there be any other items of business on the agenda?

We do not know of any business to be considered at the meeting other than the proposals described in this Proxy Statement; however, the proxy holders (who are management representatives named on the proxy card) may vote using their discretion with respect to any other matters properly presented for a vote at the meeting.

9.	How many votes are required for the approval of each item?

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Proposal No. 1 (election of directors): The candidates who receive the greatest number of votes cast at the 2015 Annual Meeting will be elected, provided that a quorum is present. The Board recommends a vote “FOR” all nominees.

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Proposal No. 2 (ratification of BDO USA, LLP as our independent registered public accounting firm) and Proposal No. 3 (advisory approval of the Company’s executive compensation): An affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote is required to approve Proposals No. 2 and No. 3, provided that a quorum is present. The Board recommends a vote “FOR” each of the Proposals No. 2 and No. 3.

10.	What is the quorum requirement?

A “quorum” of stockholders must be present for us to hold a valid meeting of stockholders. Stockholders representing a majority (more than 50%) of the voting power of our outstanding common stock as of the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the 2015 Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or if you vote in person at the meeting. Stockholders who submit signed and dated proxies without specifying their votes and broker “non-votes” described below will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

11.	What is a record holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “record holder” of those shares. In this case, you will receive a form of proxy card for record holders along with the other proxy materials.

12.	What is a beneficial owner?

If your shares are held in a stock brokerage account, by a bank, or by other nominee, those shares are registered with American Stock Transfer & Trust Company in the “street name” of the brokerage account, bank, or other nominee, and you are considered the “beneficial owner” of those shares. If you are a beneficial owner, your broker or other nominee will send you a form of voting instructions (rather than a proxy card) along with the other proxy materials.

As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the voting instruction card for voting via the Internet or telephone.

If there are multiple beneficial owners in the same household, your broker or other nominee may send only one copy of the proxy materials to your household. If you would like a separate copy of either document, please contact Juan Otero, Corporate Counsel and Secretary, at (510) 746-2561 or by mail at 1717 Doolittle Drive, San Leandro, California 94577.

If you are receiving multiple copies of these materials and would like to receive a single copy in the future, please contact your broker, bank, or other nominee, or you may contact the Company’s investor relations department to request a single copy only in the future.

13.	How are votes counted?

All shares of common stock represented by valid proxies will be voted in accordance with their instructions. In the absence of instructions, proxies will be voted “FOR” Proposals 1, 2, and 3.

Brokers, banks, and other nominees may submit a proxy card for shares of common stock that they hold for a beneficial owner, but decline to vote on certain items because they have not received instructions from the beneficial owner. These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Consequently, Broker Non-Votes do not have an effect on the vote.

Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters, but not on non-routine matters. The only routine matter up for vote this year is the ratification of the independent registered public accounting firm (Proposal No. 2).

A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares. The election of directors (Proposal No. 1) and the advisory vote on executive compensation for 2014 (Proposal No. 3) are non-routine matters, and your broker cannot vote your shares on these proposals unless you have timely returned applicable voting instructions to your broker.

Abstentions have no effect on the outcome of voting for Proposal No. 1, election of directors. Abstentions are treated as shares present or represented and voting regarding Proposals No. 2 and No. 3, so abstentions have the same effect as negative votes on those proposals.

14.	Who counts or tabulates the votes?

The votes of stockholders attending the 2015 Annual Meeting and voting in person will be counted or tabulated by an independent inspector of election. For our meeting, a representative of Broadridge Investor Communications Solutions, Inc. will tabulate votes cast by proxy and in person.

15.	How do I access the proxy materials and annual report via the Internet?

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on June 19, 2015:

This Proxy Statement, the 2014 Annual Report, and related proxy materials are available electronically at http://ir.energyrecovery.com

We are mailing physical copies of our notice, Proxy Statement, proxy, and 2014 Annual Report to our stockholders; however, you may also access these materials at the website noted above.

If you have previously chosen to receive the Proxy Statement and the 2014 Annual Report over the Internet, you will be receiving an e-mail on or about May 11, 2015 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time on June 18, 2015.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in programs that provide eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If a stockholder’s brokerage firm participates in such a program, a form from the broker will provide voting instructions.

Stockholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at www.proxyvote.com.

Upon electing to view future Proxy Statements and Annual Reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future Proxy Statements and Annual Reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy should contact either their broker or the Company.

PROPOSALs to be voted on at the meeting

Proposal NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors under the Bylaws of the Company, the authorized number of directors of the Company will be ten as of the date of the 2015 Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the nominees listed below for election as Class I directors at the 2015 Annual Meeting. If elected, each newly elected director will serve until the 2018 Annual Meeting of Stockholders, until each director’s successor is duly elected and qualified, or until the director’s earlier removal or resignation.

Two of the nominees are currently directors of the Company. Each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. Mr. Lorentzen was appointed as a Class I director on February 6, 2015 and Mr. Joel Gay was appointed as a Class I director on April 24, 2015, concurrent with his appointment as President and Chief Executive Officer. Mr. Fjell was nominated to be a director on April 30, 2015.

Mr. Paul Cook, Mr. Fred Olav Johannessen, and Dr. Marie Elisabeth Pate-Cornell, incumbent Class I directors whose terms expire at the 2015 Annual Meeting, will not stand for re-election when their terms expire at the 2015 Annual Meeting.

In the event that any nominee of the Company is unable or declines to serve as a director at the time of the 2015 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the three nominees for director who receives the greatest number of votes will be elected.

Set forth below are the names, ages, and certain biographical information relating to the Class I director nominees as of April 30, 2015.

Name of Nominee	Age	Position with Company	Director Since
Mr. Ole Peter Lorentzen	62	Director	2015
Mr. Joel Gay	37	President, Chief Executive Officer, and Director	2015
Mr. Olav Fjell	63	-	-

Ole Peter Lorentzen joined our Board of Directors in February 2015. Mr. Lorentzen has been the Chairman and beneficial owner of Ludvig Lorentzen AS, an investment firm, since its inception in 1987. Mr. Lorentzen has extensive experience in working with management teams and Boards to seek methods of enhancing value for all shareholders. Mr. Lorentzen previously served on the Board of Directors of Energy Recovery from 2007 until the Company went public in 2008. Mr. Lorentzen earned his B.S. in Business Administration from Lund University in Sweden. The Board selected Mr. Lorentzen as a director because of his extensive business experience, his familiarity with the Company having previously served on the Board of Directors as an early investor, as well as his equity stake in the Company.

Joel Gay was appointed as President, Chief Executive Officer, and Director on April 24, 2015. Mr. Gay served as the Company’s Chief Financial Officer from June of 2014 until his appointment as President, Chief Executive Officer, and member of the Board. Mr. Gay joined the Company in January 2012 and has held several positions, including Vice President of Finance. Prior to joining the Company, Mr. Gay held various roles at Aegion Corporation (NASDAQ:AEGN) from April 2007 until December 2011, most notably as Chief Financial Officer of the largest division (North America). Mr. Gay has also held several positions within the Service Master Corporation and began his career in entrepreneurial finance. Mr. Gay also serves on the Board of GDG Constructors as an Executive Director and Chair of the Audit Committee. Mr. Gay holds an MBA from the University of Chicago-Booth School of Business and a B.A. from St. Thomas University. The Board selected Mr. Gay as a director in connection with his appointment as our President and Chief Executive Officer.

Olav Fjell was nominated as a director on April 30, 2015. Mr. Fjell has served as a member of the Board of Directors of Statkraft, a leader in hydropower internationally and Europe’s largest generator of renewable energy, since 2012 and is currently its Chairman of the Board. Prior to becoming a member of the Board of Statkraft, Mr. Fjell was the Chief Executive Officer of Hurtigruten from 2007 to 2012, Lindorff from 2006 to 2007, and Statoil, a global leader in exploration, production, and processing of oil and gas, from 1999 to 2003. Mr. Fjell is also the Chairman of the Board for Nofima AS, Concedo ASA, Rapp Marine Group AS, Swix Sport AS, Bene Ager Norden AS, and Franzefoss AS, as well as Deputy Chair of Lotos Exploration and Production Norge. Mr. Fjell holds a Master’s degree from the Norwegian School of Economics. The Board selected Mr. Fjell because of his extensive and broad executive experience, both as a CEO and through directorships in Norwegian businesses and his experience in the oil and gas industry.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BDO USA, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Although the Company is not required to seek stockholder approval for its selection of independent registered public accounting firm, the Board believes that the practice constitutes sound corporate governance. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of independent registered public accounting firm.

A representative of BDO USA, LLP is expected to be present at the 2015 Annual Meeting. The representative will have an opportunity to make a statement and to respond to any questions.

Principal Accountant Fees and Services

The following table summarizes total fees that BDO USA, LLP, our independent registered public accounting firm, billed to us for its work in connection with fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees (1)	$741,668	$464,210
Total	$741,668	$464,210

(1)

Audit fees represent fees for professional services related to the performance of the integrated audit of our annual financial statements and internal control over financial reporting, review of our quarterly financial statements, and consents on SEC filings.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves audit, audit-related, tax, and non-audit services provided by our independent registered public accounting firm, BDO USA, LLP, and will not approve services that are impermissible under applicable laws and regulations. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision of that member to pre-approve specific services must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2015

PROPOSAL NO. 3

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2014 with respect to the executive officers named in the Summary Compensation Table on page . The Board of Directors is asking our stockholders to cast a non-binding advisory vote to approve the following resolution:

“RESOLVED, that the stockholders of Energy Recovery, Inc. approve the compensation of the executive officers named in the Summary Compensation Table for 2014, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related footnotes and narrative accompanying the table).”

The Board is asking our stockholders to vote “FOR” this proposal because it believes that the policies and practices described in the Compensation Discussion and Analysis section are necessary to achieve the Company’s primary objective of the executive compensation program, that of attracting, retaining, and motivating the talent we need to meet and/or exceed the strategic, operational, and financial goals of the Company. Additionally, we want to reward superior performance and align the long term interests of our executives with our stockholders.

Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. We are providing this advisory vote pursuant to Section 14A of the Securities Exchange Act of 1934.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

Our Board of Directors is divided into three classes, with each class serving for a staggered three-year term. As of the date of the 2015 Annual Meeting, the Board of Directors will consist of:

Committee Memberships
Director	Class I	Class II	Class III	Audit	Compensation	Nominating & Corporate Governance
Mr. Alexander J. Buehler			X
Mr. Paul Cook	X				Member
Mr. Joel Gay	X
Mr. Arve Hanstveit		X		Member	Chairman	Member
Mr. Fred Olav Johannessen	X			Member	Member
Mr. Ole Peter Lorentzen	X
Mr. Robert Yu Lang Mao			X	Member
Mr. Hans Peter Michelet		X
Dr. Marie Elisabeth Paté-Cornell	X				Member
Mr. Dominique Trempont			X	Chairman	Member	Chairman

At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors ends at the annual meeting in June 2015, and the term of the Class I directors who are elected at the upcoming 2015 Annual Meeting will end at the annual meeting in 2018. The term of the Class II directors ends at the annual meeting in 2016. The term of the Class III directors ends at the annual meeting in 2017.

On January 12, 2015, Mr. Thomas S. Rooney, Jr., a Class III director announced his intent to resign as President and Chief Executive Officer to facilitate a transition during which the Company would identify and appoint a successor. In connection with this transition, Mr. Rooney resigned as a member of the Board of Directors effective January 13, 2015.

On February 6, 2015, the Board of Directors appointed Mr. Ole Peter Lorentzen and Mr. Alexander J. Buehler as Class I and Class III directors, respectively. The appointments were made after receipt of a letter from Ludvig Lorentzen AS, a major shareholder of the Company, nominating these individuals to be directors and after the Board considered the qualifications of these individuals to be directors. Committee memberships for Mr. Lorentzen and Mr. Buehler have not been decided. With the appointments of Mr. Lorentzen and Mr. Buehler as directors, the Board of Directors authorized the increase of the number of seats in Class I and the total number of seats on the Board by one.

Mr. Paul Cook, Mr. Fred Olav Johannessen, and Dr. Marie Elisabeth Pate-Cornell, incumbent Class I directors whose terms expire at the 2015 Annual Meeting, will not stand for re-election when their terms expire at the 2015 Annual Meeting.

On April 24, 2015, the Board of Directors appointed Mr. Joel Gay as President, Chief Executive Officer, and Director. With the appointment of Mr. Gay as a director, the Board of Directors authorized the increase of the number of seats in Class I and the total number of seats on the Board by one.

Following the 2015 Annual Meeting, the number of members of the Board will be eight and the Board will reduce the number of seats accordingly.

Director Independence

Our Board of Directors has determined that Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Mr. Lorentzen, Mr. Mao, Dr. Paté-Cornell, and Mr. Trempont, representing a majority of our directors, are “independent directors” as defined in the listing rules of the NASDAQ Global Market LLC. Consistent with the principles of the NASDAQ listing rules, the Board has also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence. Mr. Buehler is not an “independent director” as he was employed by the Company within the past three years.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2014, the Board of Directors met ten times. The Board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During the year ended December 31, 2014, no director attended fewer than 75% of all the meetings of the Board or its committees on which he or she served after becoming a member. The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. In 2014, all of our Directors attended our annual meeting.

The Audit Committee

The Audit Committee held four meetings in the year ended December 31, 2014. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relating to:

●	overseeing the accounting and financial reporting processes and audits of our financial statements;

●	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

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assisting the Board of Directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, and the qualifications, independence, and performance of our independent registered public accounting firm;

●	providing to the Board of Directors information and materials to make the Board aware of significant financial and audit-related matters that require attention; and

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Forms 10-K and 10-Q.

The Board has determined that all members of the Audit Committee are independent directors as defined in the listing rules of NASDAQ. The Board has further determined that Mr. Trempont is an “audit committee financial expert” as defined by SEC rules. The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed on the Company’s website at www.energyrecovery.com.

The Compensation Committee

The Compensation Committee held five meetings in the year ended December 31, 2014. The Compensation Committee is responsible for, among other things:

●

reviewing and approving, with respect to our Chief Executive Officer and other executive officers, annual base salaries, annual incentive bonuses, equity compensation, employment agreements, severance arrangements, change of control agreements/provisions, and any other benefits, compensation, or arrangements;

●	administering our Amended and Restated 2008 Equity Incentive Plan and other employee benefit plans as may be adopted by us from time to time; and

●	recommending inclusion of the Compensation Discussion and Analysis in the Proxy Statement and our Annual Report on Form 10-K.

The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing rules of NASDAQ. The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed on the Company’s website at www.energyrecovery.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held one meeting in the year ended December 31, 2014. The Nominating and Corporate Governance Committee is responsible for:

●	assisting the Board of Directors in identifying prospective director nominees and recommending to the Board the Director nominees for each annual meeting of stockholders;

●	evaluating the performance of current members of the Board of Directors;

●	developing principles of corporate governance and recommending them to the Board of Directors;

●	recommending to the Board of Directors persons to be members of each committee; and

●	overseeing the evaluation of the Board of Directors and management.

The Nominating and Corporate Governance Committee operated under a written charter setting forth the functions and responsibilities of the Committee. A copy of the charter can be viewed on the Company’s website at www.energyrecovery.com.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1717 Doolittle Drive, San Leandro, California 94577 and providing: (a) the candidate’s name, biographical data, and qualifications, (b) a document indicating the candidate’s willingness to act if elected, and (c) evidence of the nominating stockholder’s ownership of the Company’s common stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not have a policy of considering diversity specifically or formally in identifying nominees for directors. In the past, when new directors have been added to our Board of Directors, the Board or Nominating and Corporate Governance Committee has endeavored to select director candidates who have business, scientific, or regulatory specializations; technical skills; or other backgrounds that increased the range of experience and diversity of perspectives within our Board of Directors in ways that pertain to our current and future business goals. The Committee also considers diversity in terms of gender, ethnic background, and national origin.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by the Nominating and Corporate Governance Committee itself.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers numerous factors including:

●

whether or not the person has any relationships that might impair his or her independence, such as any business, financial, or family relationships with the Company, its management, its stockholders, or their affiliates;

●	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

●	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company; and

●

the contribution that the person can make to the Board and the Company, with consideration given to the person’s experience in the fields of energy, technology, and manufacturing as well as leadership or entrepreneurial experience in business or education.

Of greatest importance is the individual’s integrity and ability to bring to the Company experience and knowledge in areas related to the Company’s current and future business. The Board intends to continue using these criteria to evaluate candidates for election to the Board. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in the listing rules of NASDAQ.

Board Leadership Structure and Role in Risk Management

The offices of Chairman and Chief Executive Officer at our company are held by different individuals. Mr. Michelet is currently Chairman of the Board and has served as our Board Chairman since September 2004. Mr. Rooney served as our President and Chief Executive Officer from February 2011 until April 24, 2015. Mr. Gay was appointed as President and Chief Executive Officer and as a member of the Board on April 24, 2015. The Company believes that having the roles of Chief Executive Officer and Chairman of the Board filled by different individuals enhances our internal system of checks and balances and the Board’s oversight role. The practice also enables the Chief Executive Officer to focus on the Company’s operations.

The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through its various committees that address risks inherent in their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, and our Nominating and Corporate Governance Committee monitors our governance risk exposures, Board composition, and overall Board performance. The full Board, or the appropriate committee, receives reports on risks facing the Company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management, and risk mitigation strategies. We believe that our Board’s leadership structure supports effective risk management because it allows the independent directors on our committees to exercise oversight over management.

The Board also receives and approves reports on key product development projects, organizational matters, and strategic initiatives. In addition, the Audit Committee periodically considers and approves the Company’s corporate investment policy and practices. The Audit Committee also oversees and reviews related-person transactions.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers serve on the Compensation Committee or the Board of Directors of another entity whose executive officer(s) serve(s) on the Company’s Compensation Committee or Board of Directors.

Communication between Stockholders and Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board. The Company, however, makes every effort to ensure that the views of stockholders are heard by the Board or individual directors and that the Company responds to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to convey questions, comments, and observations that could be useful to the Board. Stockholders wishing to formally communicate with the Board of Directors may send communications directly to Juan Otero, Corporate Counsel and Secretary, c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, California 94577.

Director Compensation

Directors who are non-employees of the Company received the following fees, unchanged since 2012, for their services on the Board during the year ending December 31, 2014:

●	$50,000 annual retainer paid in quarterly installments for services as a member of the Board of Directors; or

●	$250,000 annual retainer paid in monthly installments for services as chairman of the Board of Directors.

Additionally, directors receive:

●	$15,000 annual retainer paid in quarterly installments for services as chairman of the Audit Committee;

●	$10,000 annual retainer paid in quarterly installments for services as chairman of the Compensation Committee; and

●	$5,000 annual retainer paid in quarterly installments for services as chairman of the Nominating and Corporate Governance Committee.

Our non-employee directors also receive for 2014:

●	an annual grant of stock options of common stock valued (based on market prices on the date of grant) at $85,000, with 100% vesting on the first anniversary of the vesting commencement date.

Prior to 2011, we granted 250,000 options to purchase our common stock to Mr. Michelet; 100,000 options to purchase our common stock each to Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Dr. Pate-Cornell, and Mr. Trempont; and 25,000 options to purchase our common stock to Mr. Mao. All of these options to purchase shares of common stock had a four-year vesting period, with 25% of the shares vesting one year after the vesting commencement date and 1/36th of the remaining shares vesting every month thereafter. All of these options are fully vested.

In 2013, 2012, and 2011, we granted to each non-employee director 17,236, 45,708, and 39,042 options respectively, to purchase our common stock. These options had a one-year vesting period. These options are fully vested. All options to directors were granted at the fair market value on the date of grant.

In addition to the equity awards, on December 31, 2014, the Company issued 27,609 shares of restricted stock to Mr. Trempont in consideration of the significant additional time and effort required by him in his capacity as a director and as Chairman of the Audit Committee and the Nominating and Corporate Governance Committee. The shares became fully vested on March 16, 2015 and are no longer restricted.

In August 2010, 29,500 shares of restricted stock were awarded to Mr. Cook in consideration for his consulting services to the Company. These shares are fully vested and are no longer restricted.

Director Compensation for the Year Ended December 31, 2014

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2014. Mr. Rooney, who served as Chief Executive Officer during 2014 and also as a director, is not included in the table below because he received compensation in 2014 only as an employee and did not receive additional compensation for services provided as a director. Also not included in the table below are Mr. Lorentzen and Mr. Buehler as they were appointed to the Board in 2015 and did not receive compensation as directors in 2014.

Director	Fees Earned and Paid in Cash	Stock Awards (1)	Total
Mr. Paul Cook	$50,000	—	$50,000
Mr. Arve Hanstveit (2)	$60,000	—	$60,000
Mr. Fred Olav Johannessen	$50,000	—	$50,000
Mr. Robert Yu Lang Mao	$50,000	—	$50,000
Mr. Hans Peter Michelet (3)	$250,000	—	$250,000
Dr. Marie-Elisabeth Paté-Cornell	$50,000	—	$50,000
Mr. Dominique Trempont (4)	$70,000	$145,500	$215,500

(1)

The amount in the Stock Awards column sets forth the fair value on the grant date of the restricted stock award granted to Mr. Trempont in 2014. This amount does not state cash payments realized by the individual. The method and assumptions used to calculate the fair value on the grant date of our equity awards is discussed in Note 12 of our Notes to our Financial Statements included in our Annual Report on Form 10-K. As of December 31, 2014, the number of shares underlying vested and unvested stock options held by each of the directors was: Mr. Cook, 201,986; Mr. Hanstveit, 201,986; Mr. Johannessen, 201,986; Mr. Mao, 126,986; Mr. Michelet, 351,986; Dr. Paté-Cornell, 201,986; and Mr. Trempont, 117,236. As of December 31, 2014, Mr. Cook also had 29,500 restricted stock awards that were fully vested and no longer restricted and Mr. Trempont had 27,609 restricted stock awards which became fully vested and unrestricted on March 16, 2015.

(2)	Mr. Hanstveit is a director and the Chairman of the Compensation Committee.

(3)	Mr. Michelet is a director and the Chairman of the Board of Directors.

(4)	Mr. Trempont is a director, the Chairman of the Audit Committee, and the Chairman of the Nominating and Corporate Governance Committee.

In 2014, Mr. Trempont exercised 84,750 options.

On February 6, 2015, we granted a total of 344,090 options to purchase our common stock to our non-employee directors. The options become fully vested on June 19, 2015, have an exercise price of $3.53 per share, expire 10 years from the grant date, and have a total fair value of $658,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 20, 2015 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the “Summary Compensation Table” on Page , and (iv) all directors and executive officers as a group.

To the Company’s knowledge, except as itemized in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The address of each executive officer and director is c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577.

	Shares Beneficially Owned (1)	Percent of Class (2)
5% or Greater Common Stockholders:
Ludvig Lorentzen AS (3) Postboks A, Bygdoy, 0211 Oslo, Norway	8,506,783	16.3%
Marius Skaugen (4) Parkv.57 c/o B. Skaugen AS 0256 Oslo, Norway	7,532,490	14.5%
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, MD 21202	3,420,963	6.6%

Directors, Named Executive Officers, and Current Group:
Ole Peter Lorentzen (6)	8,506,783	16.3%
Arve Hanstveit (7)	1,777,242	3.3%
Thomas S. Rooney, Jr. (8)	1,533,424	2.7%
Fred Olav Johannessen (9)	1,279,059	2.4%
Hans Peter Michelet (10)	806,142	1.5%
Dominique Trempont (11)	609,343	1.1%
Paul Cook (12)	296,242	0.5%
Dr. Marie-Elisabeth Paté-Cornell (13)	246,442	0.4%
Robert Yu Lang Mao (14)	228,803	0.4%
Dr. Prem Krish (15)	168,415	0.3%
Audrey Bold (16)	160,336	0.3%
Alexander J. Buehler (17)	136,449	0.2%
Borja Sanchez-Blanco (18)	21,800	*
Joel Gay (19)	13,125	*
All named executive officers and directors as a group (15 persons) (20)	15,783,605	29.4%

   *Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable, or exercisable within 60 days after April 20, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(2)	Percent of class is based on the number of shares of Common Stock outstanding as of April 20, 2015, the Record Date, which were 52,015,357 shares.

(3)

Based on a Schedule 13D/A and a Form 4 jointly-filed by Ole Peter Lorentzen and Ludvig Lorentzen AS with the SEC on January 9, 2015 and March 13, 2015, respectively, which reported 7,700,000 shares beneficially owned by Ludvig Lorentzen AS and 8,490,334 shares beneficially owned by its controlling shareholder, Mr. Ole Peter Lorentzen, who is also a Director of the Company. Shares beneficially owned by Mr. Lorentzen include the 7,700,000 shares beneficially owned by Ludvig Lorentzen AS and shares held by Mr. Lorentzen in other accounts. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported also include options to purchase 16,449 shares of common stock that are exercisable within 60 days of April 20, 2015.

(4)

Based on a Schedule 13G/A and a Form 4 filed with the SEC on March 19, 2010 and April 29, 2010, respectively, which together showed 7,641,103 shares beneficially owned by Arvarius AS and 7,641,103 shares beneficially owned by Mr. Skaugen, the controlling stockholder of Arvarius. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported by Arvarius included 800,000 shares that could be acquired under exercisable warrants. Warrants to purchase 200,000 shares were exercised in December 2013 for 180,276 shares in lieu of cash payment. The remaining 19,724 warrants were cancelled and considered payment for the exercise. Warrants to purchase 400,000 shares were exercised in July 2014 for 311,111 shares in lieu of cash payment. The remaining 88,889 warrants were cancelled and considered payment for the exercise. The 7,532,490 shares currently reported, reflect the cancellation of warrants from the exercises in December 2013 and July 2014 and include the remaining 200,000 shares that may be acquired under warrants within 60 days of April 20, 2015.

(5)

Based on a Schedule 13G filed with the SEC on February 10, 2015, which reported 3,420,963 shares beneficially owned by T. Rowe Price Associates, Inc. having sole voting power of 445,400 shares and sole dispositive power of 3,420,963 shares and 2,975,563 shares beneficially owned by T. Rowe Price New Horizons Fund, Inc. having sole voting and dispositive power. The aggregate amount reported by T. Rowe Price New Horizons Fund is included in the amounts reported by T. Rowe Price Associates, Inc.

(6)

Based on a Schedule 13D/A and a Form 4 jointly-filed by Ole Peter Lorentzen and Ludvig Lorentzen AS with the SEC on January 9, 2015 and March 13, 2015, respectively, which reported 7,700,000 shares beneficially owned by Ludvig Lorentzen AS and 8,490,334 shares beneficially owned by its controlling shareholder, Mr. Ole Peter Lorentzen, who is also a Director of the Company. Shares beneficially owned by Mr. Lorentzen include the 7,700,000 shares beneficially owned by Ludvig Lorentzen AS and shares held by Mr. Lorentzen in other accounts. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported also include options to purchase 16,449 shares of common stock that are exercisable within 60 days of April 20, 2015

(7)

Consists of 1,380,800 shares held by Mr. Hanstveit; 150,000 shares held by Mr. Hanstveit’s daughters; and options to purchase 246,442 shares of common stock that are exercisable within 60 days of April 20, 2015. Mr. Hanstveit has shared voting and investment power over the shares that are owned by his daughters.

(8)	Consists of options to purchase 1,533,424 shares of common stock that may be exercised within 60 days of April 20, 2015.

(9)

Consists of 850,000 shares held by Mr. Johannessen; 25,000 shares held by Mr. Johannessen’s wife; 55,417 shares held by Gallissas Ltd.; 102,200 shares held by Kalamaris Invest AS; and options to purchase 246,442 shares of common stock that are exercisable within 60 days of April 20, 2015. Mr. Johannessen is the sole stockholder of Gallissas Ltd. and is a controlling stockholder of Kalamaris Invest AS.

(10)	Consists of 409,700 shares held by Mr. Michelet and options to purchase 396,442 shares of common stock that are exercisable within 60 days of April 20, 2015.

(11)	Consists of 441,401 shares held by Mr. Trempont, 6,250 shares held by a household member, and options to purchase 161,692 shares of common stock that may be exercised within 60 days of April 20, 2015.

(12)	Consists of 49,800 shares held by Mr. Cook and options to purchase 246,442 shares of common stock that may be exercised within 60 days of April 20, 2015.

(13)	Consists of options to purchase 246,442 shares of common stock that may be exercised within 60 days of April 20, 2015.

(14)	Consists of 57,361 shares held by Mr. Mao as trustee of The R. Mao Trust and options to purchase 171,442 shares of common stock that are exercisable within 60 days of April 20, 2015.

(15)

Consists of 3,000 shares held jointly by Dr. Krish and his wife; 5,000 shares held by Dr. Krish’s wife; and options to purchase 160,415 shares of common stock that may be exercised within 60 days of April 20, 2015.

(16)	Consist of options to purchase 160,336 shares of common stock that may be exercised within 60 days of April 20, 2015

(17)	Consist of 120,000 shares held by Mr. Buehler and options to purchase 16,449 shares of common stock that may be exercised within 60 days of April 20, 2015.

(18)	Consists of 21,800 shares held by Mr. Sanchez-Blanco.

(19)	Consists of options to purchase 13,125 shares of common stock that may be exercised within 60 days of April 20, 2015.

(20)

Consists of 12,168,063 shares held by the 15 executive officers and directors as a group and options to purchase 3,615,542 shares of common stock that may be exercised within 60 days of April 20, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, compensation decisions made under those programs, and the factors considered in making those decisions for our “named executive officers,” who, for 2014, included:

Mr. Thomas S. Rooney, Jr.	President and Chief Executive Officer
Mr. Joel Gay	Chief Financial Officer
Dr. Prem Krish	Chief Technology Officer
Ms. Audrey Bold	Chief Marketing Officer
Mr. David Barnes	Chief Sales Officer

On January 12, 2015, Mr. Rooney announced his resignation from the Board of Directors and his intent to resign as President and Chief Executive Officer upon appointment of a successor. On April 24, 2015, Mr. Joel Gay was appointed as President and Chief Executive Officer and as a member of the Board of Directors.

In July, 2014, Mr. Alexander J. Buehler, the Company’s then Chief Financial Officer, resigned his position to become the Chief Financial Officer of EMS USA, Inc., an integrated oil field services solutions company. Subsequently, the Board promoted and appointed Mr. Joel Gay, Vice President Finance, to succeed Mr. Buehler as Chief Financial Officer.

In September 2014, the Company announced the termination of Mr. Borja Sanchez-Blanco, then Senior Vice President of Sales. The Company appointed Mr. David Barnes as Chief Sales Officer in October 2014 to succeed Mr. Sanchez-Blanco.

Although Mr. Buehler and Mr. Sanchez-Blanco were not employed by the Company as of December 31, 2014, under SEC Regulations they are also considered to be Named Executive Officers and certain portions of this Compensation Discussion and Analysis covers their compensation as well.

On April 9, 2015, Ms. Bold resigned as Chief Marketing Officer.

The Compensation Committee of the Board of Directors has principal responsibility for establishing, implementing, and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, recommending director compensation, and setting the compensation of our other executive officers, as well as performing oversight of our compensation arrangements, plans, policies, and programs for employees in general.

Compensation Governance Best Practices

The Compensation Committee believes that a demonstrated commitment to best practices in compensation governance is itself an essential component of our approach to executive compensation. The following practices are some examples of this commitment:

Pay for Performance Alignment: The Compensation Committee believes that our executive officers’ total compensation should be reflective of our Company’s performance. Accordingly, the majority of our executive officers’ compensation is composed of performance-based bonus opportunities and equity awards, which derive their value based on both stock-based performance and Company performance. As a result, much of our executive officers’ target total direct compensation opportunity is “at risk.” There can be no assurance that the grant date fair values reported for these equity awards are reflective of their actual economic value or that comparable amounts will ever be realized by the executive officers.

Executives at Energy Recovery understand the importance of meeting objectives. In 2014 the Company established five major objectives for the Annual Incentive Program (“AIP”). These objectives were: i) maintaining our market position and profitability in desalination; ii) booking $10.0 million in sales for the oil & gas sector; iii) launching the VorTeq™ hydraulic pumping system; iv) identifying one new investible theme for commercial development; and v) significantly expanding the oil & gas pipeline market. Each executive receives an annual performance review which evaluates his or her performance on both a qualitative and quantitative basis. The performance review includes core competencies and objectives. In fiscal 2014, while individual executives substantially met their objectives, the Board of Directors exercised its discretion and funded the AIP pool at only a forty-four percent (44%) level due to the Company’s below target financial performance.

Additionally, under our Long Term Incentive Plan (“LTIP”), 100% of our fiscal year 2014 equity awards were in the form of stock options, which is an approach intended to align management’s long-term goals with those of stockholders. The stock options provide no value to our executives if our share price does not increase above the exercise price. In addition, the stock options vest ratably over four years, reinforcing the long term focus and the performance dynamic of our executive compensation program.

This pay-for-performance risk is illustrated in the chart below, which compares the target total direct compensation for our Chief Executive Officer (based on the grant date value of his fiscal 2014 equity award) against his actual total direct compensation realizable for fiscal 2014. The percentage of our Chief Executive Officer’s target total direct compensation that was at risk represents 70% of his total compensation package. For fiscal 2014, our Chief Executive Officer was not eligible to receive a bonus payout and had not realized any value from his 2014 stock option grant as of December 31, 2014. Consequently, he was paid and had realizable value as of December 31, 2014, of only approximately 30% of the total compensation opportunity reported for him in the 2014 Summary Compensation Table below.

●

Independent Compensation Consultant: The Compensation Committee retained the services of Compensia, an independent compensation consultant, to provide advice in setting our compensation strategy and market-based compensation policies.

●

No perquisites: Our executive officers are not provided with car allowances, club memberships, or any other perquisites or special benefits, other than our provision of reasonable relocation expense reimbursement.

Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to attract, retain, and motivate the talent we need to meet and/or exceed the strategic, operational, and financial goals of the company. Additionally, we want to reward superior performance and align the long term interests of our executives with our stockholders. The guiding principles of our compensation program involve:

●	incentivizing our key executives to exceed strategic, operational, and financial goals;

●	attracting and retaining mission critical, “A” player talent;

●	aligning outcomes and rewards with stockholder expectations; and

●	rewarding superior performance.

The Compensation Committee annually reviews the executive compensation program to ensure proper alignment between our compensation policies and programs and our business needs and the interests of our stockholders. Our executive compensation programs are reviewed to ensure they achieve a balance between rewarding performance and retaining key people while accommodating a continuing effort to manage the Company’s share utilization rate to minimize the dilutive effects of equity awards to the Company’s stockholders.

Executive Compensation Process

The Compensation Committee is responsible for establishing and implementing executive compensation policies and programs in a manner consistent with our compensation objectives and principles.

Compensation Committee and Board of Directors. Historically, the Compensation Committee has determined annual compensation and granted annual equity awards at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new market trends, plans, or approaches to compensation in the Company’s industries.

Role of Executive Officers. The Compensation Committee meets regularly in executive meetings. Our Chief Executive Officer, Chief Financial Officer, and Human Resources and Legal department representatives work together to design and develop compensation programs for our Compensation Committee’s consideration, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and ultimately to implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee.

At the beginning of each year our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of the other named executive officers, as well as his review of each other named executive officer’s performance and contributions during the previous year. When appropriate, our Chief Executive Officer, Chief Financial Officer, and General Counsel attend portions of the Compensation Committee meetings to provide information and answer questions. No named executive officer was present or voted in the final determinations regarding the structure or amount of any component of his compensation package.

Our Compensation Committee is responsible for making final decisions on compensation for our executive officers. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, one or more of the following: (i) analysis of historical Company executive compensation levels and current company-wide compensation levels, (ii) trends in compensation paid to similarly situated executives at our peer companies, (iii) an executive officer’s past performance and expected contribution to future results, (iv) past individual performance, (v) criticality of the executive position, (vi) our Chief Executive Officer’s recommendations based on his direct knowledge of each executive officer’s performance and contributions during the previous year as well as expected contributions in the coming year, and (vii) recommendations of a compensation consultant.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation other than aiming for base compensation of executives at the 50th percentile of the relevant peer group; however, in general the Compensation Committee emphasizes equity compensation over cash compensation to promote long-term thinking, strategy, and growth. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

Independent Compensation Consultant for Compensation Committee

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts, and others to assist it. Accordingly, the Compensation Committee retained Compensia, a national compensation consulting firm, to advise on matters related to the compensation of its executive officers, including the Chief Executive Officer. Compensia advised the Compensation Committee on best practices to attract, retain, and incentivize our executives, assisted in the design of our compensation plan, and derived the peer group against which the Company’s overall compensation structure and levels are compared. Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Consideration of “Say on Pay” Results

We conducted our advisory vote on executive compensation last year at our annual meeting of stockholders. Although this vote was not binding on the Board of Directors or us, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation as disclosed in our Proxy Statement. The Board and our Compensation Committee value stockholders’ opinions and, to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee will evaluate whether any actions are warranted.

At our 2014 Annual Meeting, 66.37% of the votes cast voted in favor of our “say on pay” proposal. The vote was due to a major stockholder withholding its votes on executive compensation. Subsequently, the Company reached out to the stockholder and explained how it believes that its compensation is aligned with its strategic objectives and concluded that no changes were required in its compensation philosophy. However, we continue to evolve our compensation process and for 2015, we retained an independent compensation consultant, developed market data with the consultant’s assistance tied to the practices of a peer group consisting of similar industry, size and value companies, and reviewed this external market data when making our compensation decisions.

In the future, the Company intends to continue to monitor stockholder feedback and expand our efforts to obtain feedback from our stockholders. Our goal in soliciting feedback is to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in a say-on-pay vote, and (3) understand whether potential changes to our compensation programs and governance policies would address concerns expressed by our stockholders. We intend to hold a “say on pay” advisory vote at each annual meeting until we review the results of our next “say on when” vote in 2017.

Competitive Positioning

In 2014, the Compensation Committee directed its compensation consultant, Compensia, to develop a peer group of companies against which Energy Recovery’s overall compensation may be compared. While we have historically held the belief that we have a unique footprint that makes such comparisons extremely difficult, based on the advice of our advisors we are attempting to find meaningful comparisons. Our peer group consists of companies in industrial machinery, clean technology, and broader technology industries that are comparable to us in terms of revenue, market capitalization, headcount, and location, where possible.

For fiscal year 2015, we have begun the process of competitive compensation positioning. As part of this process, the following peer group companies have been identified:

Amyris	Immersion
CEVA	Maxwell Technologies
CECO Environmental	PDF Solutions
Consolidated Water Company	Plug Power
DSP Group	PMFG
Enphase Energy	QuickLogic
ExOne	Solazyme
FuelCell Energy	The York Water Co.
Graham	Vicor
GSI Technology

Base Salaries of Named Executive Officers

Base salaries are designed to provide our executives with a stable source of income commensurate with their responsibility, experience, and performance. In 2014, the annual base salary of our Chief Executive Officer, Mr. Thomas S. Rooney, Jr., was $440,000, an increase from $420,000 in 2013. Details of Mr. Rooney’s compensation package are discussed under the caption entitled “Employment Arrangements with Named Executive Officers.”

In July, 2014, Mr. Alexander J. Buehler, the Company’s then Chief Financial Officer, resigned his position to become the Chief Financial Officer of EMS USA, Inc., an integrated oil field services solutions company. Subsequently, the Board promoted and appointed Mr. Joel Gay, Vice President Finance, to succeed Mr. Buehler as Chief Financial Officer.

In 2014, prior to his departure, Mr. Buehler’s annual base salary was $320,280, an increase from $314,000 in 2013.

Upon his appointment to Chief Financial Officer, Mr. Gay’s annual base salary was $265,000. Based on his performance, Mr. Gay’s annual base salary was increased to $325,000 in October 2014. Additional details of Mr. Gay’s promotion compensation package are discussed under the caption entitled “Employment Arrangements with Named Executive Officers.”

In September 2014, the Company announced the termination of Mr. Borja Sanchez-Blanco, then Senior Vice President of Sales. Prior to his departure, the 2014 annual base salary for Mr. Sanchez-Blanco was €269,464, an amount equal to $350,900 based on the average interbank exchange rate in 2014 (€1.00/$1.33).

In October 2014, Mr. David Barnes was appointed as Chief Sales Officer of the Company, succeeding Mr. Sanchez-Blanco. Mr. Barnes’s annual base salary was established at $280,000.

In 2014, the annual base salary of our Chief Technology Officer, Dr. Prem Krish, was $246,840, an increase from $242,000 in 2013.

In 2014, the annual base salary of our Chief Marketing Officer, Ms. Audrey Bold, was $241,740, an increase from $237,000 in 2013. Ms. Bold resigned as Chief Marketing Officer on April 9, 2015. In exchange for a general release, the Company has agreed to provide Ms. Bold with the following benefits: (1) salary continuation and health benefits for a period of six months and (2) continued vesting of granted options during the six month period, which will be exercisable consistent with the Company’s Amended and Restated 2008 Equity Incentive Plan.

Annual Cash Incentive Compensation

In 2014 our annual cash incentive plan was designed primarily to motivate and reward executives in achieving critical financial and operational objectives in support of the Company’s annual budget and strategic plan. Actual cash incentive payments for 2014, paid in March 2015 to each named executive officer, are set forth in the “Summary Compensation Table” below under the column for “Non-Equity Incentive Plan Compensation.” We refer to these amounts in the discussion below for convenience as a “bonus.”

Payment calculations for individual named executive officers were determined by corporate financial performance and individual performance. Participants must be employed as of October 1 of the plan year and must be an employee in good standing at the time of payment. A participant’s bonus payment under this plan shall be calculated as:

●	Base salary, multiplied by

●	Target % of base salary, multiplied by

●	The bonus pool allocation ratio, multiplied by

●	The % achievement of individual objectives, multiplied by

●	The time in the position for the plan year, expressed as a percentage

The bonus pool is established by assuming 100% payout for each participant multiplied by the number of eligible participants. The Board of Directors with input from the Compensation Committee, in its discretion, adjusts the allocation ratio based on financial performance. For 2014, the allocation ratio was set at 44% due to the Company missing its approved business plan.

The Board of Directors had enumerated objectives for the Chief Executive officer in 2014, and the Chief Executive Officer had specified objectives for other named executive officers in the context of the business plan and his own objectives. These objectives included minimum oil and gas orders, continued market leadership in desalination, and launch of the VorTeqTM hydraulic pump initiative.

The objectives for our named executive officers under the 2014 cash incentive plan are enumerated in the table below.

Named Executive Officer		2014 Objective	Maximum Bonus Allowable	Target Bonus for 100% Goal Achievement
Thomas S. Rooney, Jr	●	Maintain market position and profitability in desalination	N/A(1)	N/A(1)
	●	Book $10.0 million in sales in the oil and gas sector
	●	Launch the VorTeqTM hydraulic pumping system
	●	Identify one new investible theme for commercial development
	●	Significantly expand our oil and gas pipeline market
Joel Gay	●	Lead all facets of the development and launch of the VorTeqTM hydraulic pumping system	Uncapped (2)	Uncapped (2)
	●	Design and commercialize business intelligence platform
Dr. Prem Krish	●	Support launch of the VorTeqTM hydraulic pumping system	60% of annual base salary	60% of annual base salary
	●	Support bookings of sales in the oil and gas sector
	●	Top-grade engineering talent
Audrey Bold	●	Increase product awareness throughout oil and gas sector	60% of annual base salary	60% of annual base salary
	●	Characterize and validate crude oil pipeline market opportunity within oil and gas sector
	●	Develop and characterize chemical processing market
	●	Support launch of the VorTeqTM hydraulic pumping system
David Barnes	●	Maintain market position and profitability in desalination	N/A (3)	N/A (3)
	●	Book $10.0 million in sales in the oil and gas sector

(1)	Mr. Rooney did not participate in the 2014 cash incentive plan and therefore did not have a Maximum Allowable Bonus nor a Target for 100% Achievement.
(2)

Mr. Gay’s 2014 cash incentive plan was uncapped with his promotion to Chief Financial Officer. The Board of Directors determined, due to his contribution on the launching of the VorTeqTM hydraulic pumping system and his performance as Chief Financial Officer, to award Mr. Gay an incentive payout at 95% of his weighted base salary for 2014. See the discussion of his offer letter of promotion, summarized below in the section entitled “Employment Arrangements with Named Executive Officers”.

(3)	Mr. Barnes was not eligible to participate in the 2014 cash incentive plan due to his first date of service.

The Compensation Committee determined that, based upon performance measured against the objectives outlined above, the following cash payments would be made under the 2014 annual cash incentive plan:

Named Executive Officer	Individual Achievement	Incentive Payment
Thomas S. Rooney, Jr	N/A (1)	N/A (1)
Joel Gay	100%	$250,000
Dr. Prem Krish	69%	$48,134
Audrey Bold	71%	$51,491
David Barnes	N/A (2)	N/A (2)

(1)	Mr. Rooney did not participate in the 2014 cash incentive plan.
(2)	Mr. Barnes was not eligible to participate in the 2014 cash incentive plan due to his first date of service.

Equity-Based Incentive Compensation

The Company grants stock options to executives and other key employees to provide long-term incentives to align management with long-term stockholder interest intended to increase stockholder value. Further, stock options are used to remain competitive in regard to retention and recruitment of key talent. The Compensation Committee believes that with management having a stake in the long-term success of the Company, the likelihood of enhancing stockholder value increases.

2014 Equity-Based Incentive Awards

On February 14, 2014, as part of an annual stock option grant program for employees, the Compensation Committee authorized the grant of options to purchase the Company’s common stock to the following named executive officers: Mr. Gay, in the amount of 42,000 options; Dr. Krish, in the amount of 84,000 options; Ms. Bold, in the amount of 84,000 options; Mr. Buehler, in the amount of 100,000 options; and Mr. Sanchez-Blanco, in the amount of 84,000 options. The vesting schedule for these grants provides that 25% of the options vest on the one-year anniversary of the vesting commencement date, and thereafter, 1/36th of the remaining options vest at the end of each month of active service. Our Compensation Committee determined these grants primarily based on an assessment of (i) our Chief Executive Officer’s recommendations tied to his review of each executive officer’s performance and contributions during the previous year as well as expected contributions in fiscal 2014, (ii) the Compensation Committee’s review of each executive officer’s historical equity compensation levels and retention hold at the Company, and (iii) the Compensation Committee’s review of our company-wide compensation levels, including the aggregate equity budget and available share pool for fiscal 2014. None of the options granted to Mr. Buehler and to Mr. Sanchez-Blanco in 2014 were vested at the time of their departure from the Company and were therefore forfeited.

In regard to Mr. Rooney, the Compensation Committee authorized a grant in the amount of 440,000 options, in lieu of his participation in the 2014 cash incentive plan. The Compensation Committee provided this stock option based on its assessment of (i) Mr. Rooney’s performance and contributions during the previous year as well as expected contributions in fiscal 2014, (ii) Mr. Rooney’s historical cash bonus and equity compensation levels including his retention hold at the Company, and (iii) our company-wide compensation levels, including the aggregate equity budget and available share pool for fiscal 2014. The Compensation Committee’s primary intent with respect to establishing the size of Mr. Rooney’s fiscal 2014 option grant in lieu of his participation in the 2014 cash incentive plan was to strengthen the alignment of Mr. Rooney’s long-term interests with our stockholders and ensure that Mr. Rooney would only realize significant value over time if our stockholders also realized significant value. The vesting schedule for Mr. Rooney’s grant provides that 25% of the options vest on the one-year anniversary of the grant date of April 24, 2014, and thereafter, 1/36th of the remaining options vest at the end of each month of active service.

On July 3, 2014, in connection with his promotion to Chief Financial Officer, the Compensation Committee authorized the grant of 100,000 options to purchase the Company’s common stock to Mr. Gay. Also in connection with his promotion and meeting certain objectives, Mr. Gay was granted an additional 100,000 options on October 1, 2014. The vesting schedule for both of these grants provide that 25% of the options vest on the one-year anniversary of the vesting commencement date, the date of his promotion, and thereafter, 1/36th of the remaining options vest at the end of each month of active service.

On October 2014, in connection with his offer letter of employment, Mr. Barnes was granted 75,000 options to purchase the Company’s common stock. The vesting schedule for Mr. Barnes’ grant provides that 25% of the options vest on the one year anniversary of the grant date, his date of hire, and thereafter, 1/36th of the remaining options vest at the end of each month of active service.

Benefits

In 2014, our named executive officers based in the United States were eligible to participate in our standard benefits programs on the same basis provided to all of our other U.S. employees, including medical, dental, and vision insurance; short- and long-term disability insurance; and health and dependent care flexible spending accounts. All named executive officers and other executives are also offered special life, long-term disability, and accidental death and dismemberment insurance benefits.

We also maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation in the United States. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

Change in Control Severance Plan

In August 2009, the Company’s Board of Directors adopted a Change in Control Severance Plan for key employees. In March 2012, the Board adopted a revised Change in Control Severance Plan (the “CIC Plan”) for highly paid employees. On December 31, 2012 and on each anniversary thereafter, the CIC Plan will be extended automatically for an additional year unless the Compensation Committee of the Board of Directors delivers written notice, at least six months prior to the end of each such term, to each participant that the CIC Plan will not be extended. Accordingly, the CIC Plan was extended through December 31, 2015. Each of the named executive officers currently serving participates in the CIC Plan described below.

The CIC Plan is summarized below under the caption “Potential Payments Upon Termination or Change of Control” following the compensation tables. Designed as a retention tool, the CIC Plan protects participating executives from economic harm in the event that their employment is actually or constructively terminated after a change in control of the Company. Under this “double trigger” approach, participating executives are eligible for severance and other benefits under the CIC Plan if they are terminated without “Cause” or leave for “Good Reason,” as those terms are defined below, within eighteen (18) months after a change in control of the Company.

Severance and Termination Compensation

We do not currently have individual employment agreements with our named executive officers, except for Thomas S. Rooney, Jr., Joel Gay, and David Barnes, in the form of offer letters. The terms of Mr. Rooney’s, Mr. Gay’s, and Mr. Barnes’ employment with the Company include severance-related provisions set forth in their respective offer letters. Severance-related terms for Mr. Rooney, Mr. Gay, and Mr. Barnes are summarized in the section entitled “Employment Arrangements with Named Executive Officers”.

We previously had employment agreements with Mr. Alexander J. Buehler, the former Chief Financial Officer and with Mr. Borja Sanchez-Blanco, the former Senior Vice President of Sales, in the form of offer letters. We did not make any payments under these agreements at the time of their departures.

The Company entered into an Amendment to Employment Agreement with Mr. Rooney in connection with his resignation from the Board of Directors and future resignation as Chief Executive Officer. The Agreement provides in part that in addition to the severance payments provided for in his offer letter, in exchange for Mr. Rooney remaining as Chief Executive Officer until a successor is appointed, the Company and Mr. Rooney will enter into a consulting agreement under which Mr. Rooney will receive $8,000 a month for 18 months and his unvested options will continue to vest for the period of consultancy.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. Performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. Our Compensation Committee may consider the impact of Code Section 162(m) when designing our cash and equity bonus programs, but may elect to provide compensation that is not fully deductible as a result of Code Section 162(m) if it determines that the program is in our best interests.

Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee has reviewed our compensation programs for our employees and believes that our compensation programs are structured in a manner that does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considered, among other factors, the allocation of compensation among annual base salary and long term equity and our performance targets.

Report of the Compensation Committee

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Arve Hanstveit, Chairman of the Compensation Committee

Paul M. Cook

Fred Olav Johannessen

Dr. Marie-Elisabeth Paté-Cornell

Dominique Trempont

Summary Compensation Table

The table below summarizes the compensation information with respect to the named executive officers for the applicable fiscal years ending December 31, 2014; December 31, 2013; and December 31, 2012. All amounts are in dollars.

Name	Year	Salary (1) (2)	Bonus (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total

Thomas S. Rooney, Jr.	2014	$428,400	—	$1,008,437	—	$12,134	$1,448,971
President and Chief	2013	$420,000	—	$250,280	$315,000	$11,884	$997,164
Executive Officer	2012	$400,000	—	$738,184	$400,000	$11,884	$1,550,068

Joel Gay	2014	$262,208	—	$496,106	$250,000	$211	$1,008,525
Chief Financial Officer	2013	$204,615	—	—	$90,160	$211	$294,986
	2012	$163,462	—	—	$75,000	$211	$238,673

Dr. Prem Krish	2014	$246,840	—	$232,242	$48,134	$12,134	$539,350
Chief Technology	2013	$242,000	—	$200,223	$137,940	$11,413	$591,576
Officer	2012	$215,000	—	$79,366	$117,300	$7,987	$419,653

Audrey Bold	2014	$241,740	—	$232,242	51,491	$9,384	$534,857
Chief Marketing	2013	$237,000	—	$150,168	$142,200	$9,384	$538,752
Officer	2012	$185,000	—	$90,883	$113,200	$7,112	$396,195

David Barnes	2014	$51,693	$50,000	$130,871	$—	$3,011	$235,575
Chief Sales Officer

Former Officers Included Pursuant to SEC Rules

Alexander J. Buehler	2014	$207,699	—	$276,478	—	$5,105	$489,282
Former Chief Financial	2013	$314,000	—	$200,223	$188,400	$9,384	$712,007
Officer	2012	$305,000	—	$253,969	$155,600	$9,134	$723,703

Borja Sanchez-Blanco	2014	$226,882	—	$232,242	—	$3,139	$462,263
Former Senior Vice	2013	$350,900	—	$150,168	$206,328	$1,337	$708,733
President of Sales	2012	$333,022	—	$185,186	$199,813	$2,530	$720,551

(1)

The following annual base salaries for 2014 represent the number of months of service during the year: Mr. Barnes beginning October 15, 2014 (2.5 months of service); Mr. Buehler through termination date of July 11, 2014 (6.4 months of service); and Mr. Sanchez-Blanco through termination date of September 10, 2014 (8.3 months of service).

(2)

The annual base salary of Mr. Sanchez-Blanco was €269,464 for 2014, €264,180 for 2013, and €259,000 for 2012. The figures here represent the value of his salary in U.S. dollars based on the average interbank exchange rates for 2014 (€1.00/$1.33), 2013 (€1.00/$1.33), and 2012 (€1.00/$1.29), respectively.

(3)	The 2014 amount for Mr. Barnes represents the sign-on bonus discussed in the “Employment Arrangement with Named Executive Officers” section of this Proxy Statement.

(4)

The amounts in the “Option Awards” column set forth the grant date fair value of awards granted in the years indicated and do not state cash payments or value realized by the individual. The methodology and assumptions used to calculate the grant date fair value are discussed in Note 12 of the notes to our financial statements included in our Annual Report on Form 10-K. No options awards were granted to Mr. Gay in 2013 or 2012.

(5)

Cash incentive bonus amounts for 2014 were paid in 2015, 2013 amounts were paid in 2014, and 2012 amounts were paid in 2013. The cash incentive bonus amounts for Mr. Sanchez-Blanco are valued in U.S. dollars based on the average interbank exchange rate for 2013 (€1.00/$1.33) and 2012 (€1.00/$1.29), respectively.

(6)	“All Other Compensation” includes the following components (in dollars):

Name	Year	Life Insurance Premium	401K Matching	Other	Total

Thomas S. Rooney, Jr.	2014	$634	$11,500		$12,134
	2013	$634	$11,250		$11,884
	2012	$634	$11,250	—	$11,884

Joel Gay	2014	$211	—	—	$211
	2013	$211	—	—	$211
	2012	$211	—	—	$211

Dr. Prem Krish	2014	$634	$11,500	—	$12,134
	2013	$634	$10,779	—	$11,413
	2012	$634	$7,353	—	$7,987

Audrey Bold	2014	$634	$8,750	—	$9,384
	2013	$634	$8,750	—	$9,384
	2012	$634	$6,478	—	$7,112

David Barnes	2014	$122	$2,889	—	$3,011

Former Officers Included Pursuant to SEC Rules

Alexander J. Buehler	2014	$365	$4,740	—	$5,105
	2013	$634	$8,750	—	$9,384
	2012	$634	$8,500	—	$9,134

Borja Sanchez-Blanco (A)	2014	$3,139	—	—	$3,139
	2013	$1,337	—	—	$1,337
	2012	$1,190	—	$1,340	$2,530

(A)	In 2012, the other compensation amount represents personal tax preparation services offered to Mr. Sanchez-Blanco as part of his agreement to relocate to our Spanish subsidiary.

Grants of Plan-Based Awards in 2014

The following table sets forth information concerning non-equity and equity incentive plan awards to the named executive officers during 2014. The non-equity incentive plan consists of the 2014 cash incentive plan described in the “Compensation Discussion and Analysis” section above. The actual amounts realized in accordance with the non-equity incentive plan are reported in the “Summary Compensation Table” under the column entitled “Non-Equity Incentive Compensation.” The Company did not grant any restricted stock awards or units to named executives officers in 2014. The table also depicts information with respect to stock option awards granted by the Company during 2014.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Securities Underlying Options (#)	Price of Option Awards ($/sh)	Stock and Options Awards ($)(4)

Thomas S. Rooney, Jr.	—	—	—	—	—	—	—
	4/24/14	—	—	—	440,000	$4.96	$1,008,437

Joel Gay	—	—	N/A (2)	N/A (2)	—	—	—
	3/12/14	—	—	—	42,000	$6.00	$116,121
	7/03/14	—	—	—	100,000	$4.91	$227,037
	10/01/14	—	—	—	100,000	$3.31	$152,948

Dr. Prem Krish	—	—	$148,104	$148,104	—	—	—
	3/12/14	—	—	—	84,000	$6.00	$232,242

Audrey Bold	—	—	$145,044	$145,044	—	—	—
	3/12/14	—	—	—	84,000	$6.00	$232,242

David Barnes	—	—	N/A (3)	N/A (3)
	10/15/14	—	—	—	75,000	$3.80	$130,871

Former Officers Included Pursuant to SEC Rules

Alexander J. Buehler	—	—	—	—	—	—	—
	3/12/14	—	—	—	100,000	$6.00	$276,478

Borja Sanchez-Blanco	—	—	—	—	—	—	—
	3/12/14	—	—	—	84,000	$6.00	$232,242

(1)

In 2014, under our cash incentive plan, Dr. Krish and Ms. Bold were eligible to earn a bonus in an amount not to exceed 60% of their base comensation; Mr. Rooney did not participate in the plan; Mr. Buehler and Mr. Sanchez-Blanco were not eligible to participate as their service was terminated prior to year end.

(2)

Mr. Gay’s 2014 cash incentive plan was uncapped with his promotion to Chief Financial Officer. The Board of Directors determined, due to his contribution on the launching of the VorTeqTM hydraulic pumping system and his performance as Chief Financial Officer, to award Mr. Gay an incentive payout at 95% of his weighted base salary for 2014. See the discussion of his offer letter of promotion, summarized below in the section entitled “Employment Arrangements with Named Executive Officers”.

(3)	Mr. Barnes was not eligible to participate in the 2014 cash incentive plan due to his first date of service.
(4)

Amounts reflect the aggregate grant date fair value of option awards granted in 2014, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. See Note 12 of the notes to our financial statements included in our Annual Report on Form 10-K for a discussion of assumptions made in determining the grant date fair value of our option awards.

Employment Arrangements with Named Executive Officers

Thomas S. Rooney, Jr.

In February 2011, the Company entered into an employment agreement with Mr. Rooney in the form of an Offer Letter. Under the Offer Letter, Mr. Rooney is employed for an indefinite period of time. Mr. Rooney’s initial annual base salary was set at $400,000, and he also received a one-time sign-on bonus of $150,000. If he chose to resign from the Company for any reason (other than “Good Reason” as defined in the Company’s Change in Control Severance Plan then in effect) within the first twenty-four (24) months of his employment, he agreed to return to the Company a pro-rata share of his sign-on bonus equal to the number of months remaining in the 24-month period at the time of resignation divided by 24. In February 2013, Mr. Rooney satisfied this service obligation.

The Offer Letter provides Mr. Rooney with an annual performance bonus opportunity in an amount up to 100% of his annual base salary. His bonus under the 2011 cash incentive plan was reduced by the amount of his sign-on bonus in accordance with the Offer Letter.

Under the Offer Letter, Mr. Rooney received options to purchase 800,000 shares of the Company’s common stock on February 18, 2011 and options to purchase 250,000 shares of the Company’s common stock on January 4, 2012. Both option grants vest over four (4) years with twenty five percent (25%) of the shares vesting one year after the vesting commencement date, which was the first day of his employment for both awards. After that date, one thirty-sixth (1/36th) of the remaining shares vest each month. In the event of a Change in Control (as defined in the CIC Plan, which is discussed below under the caption “Potential Payments Upon Termination or Change of Control”), he will be paid an additional lump-sum payment of $400,000 less deductions required or permitted by applicable law on the next regular Company payroll date following the Change of Control.

In the event of an involuntary termination other than for Cause, as defined in the CIC Plan, as amended, Mr. Rooney is entitled to the following severance benefits:

●

a lump-sum payment of any and all annual base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, plus all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs;

●	a lump-sum payment equal to twelve (12) months of annual base salary using his annual base salary in effect as of the date of the employment termination; and

●

the immediate vesting of twenty-five percent (25%) of all unvested equity compensation held by him as of the date of termination, including unvested equity compensation where the amount payable is based on the satisfaction of performance criteria to the extent such vesting acceleration would not cause any award intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, to fail to so qualify. The vesting acceleration is to occur in the following order: stock options and similar equity awards would vest before “full value” equity awards and, within each category of awards, equity awards would vest in the order that they were granted.

These severance benefits are conditioned on his signing a release in favor of the Company and are reduced by deductions required or permitted by applicable law.

In the event of termination due to a Change of Control, as defined in the CIC Plan, as amended, Mr. Rooney is entitled to the greater of termination benefits under his Offer Letter, termination benefits under the CIC Plan, or termination benefits under another severance plan then in effect.

On January 12, 2015, Mr. Rooney announced his intent to resign to allow the Company to facilitate a transition during which the Company would identify and appoint a successor. To facilitate this transition, the Company entered into an amendment to Mr. Rooney’s Offer Letter dated February 14, 2011 (the “Amendment”). Under the terms of the Amendment, Mr. Rooney resigned as a member of the Board of Directors and its subsidiaries effective January 13, 2015. Mr. Rooney continued to serve as Chief Executive Officer until the appointment of Mr. Gay as Chief Executive Officer. The Amendment provides that in addition to the severance payments provided for in his Offer Letter, in exchange for Mr. Rooney remaining as Chief Executive Officer until the appointment of his successor, the Company and Mr. Rooney will enter into a consulting agreement under which Mr. Rooney will receive $8,000 a month for 18 months and his unvested options will continue to vest for the period of consultancy.

Joel Gay

In June 2014, the Company entered into an employment agreement with Mr. Gay in the form of an Offer of Promotion to the position of Chief Financial Officer. Under the Offer of Promotion, Mr. Gay is employed for an indefinite period of time. Mr. Gay‘s promotion annual base salary was set at $265,000.

The Offer of Promotion provided Mr. Gay the opportunity to participate in the 2014 Cash Incentive Plan with no maximum or target payout established in advance, but with the target to be determined based on a function of his performance as determined by the Chief Executive Officer and the Board of Directors.

Under the Offer of Promotion, Mr. Gay was granted options to purchase 100,000 shares of the Company’s common stock under the 2008 Equity Incentive Plan on July 3, 2014. For satisfactory performance after ninety (90) days, he was also granted options to purchase an additional 100,000 shares of the Company’s common stock under the plan. The grants were subject to the Company’s standard four-year vesting schedule at the discretion of the Board of Directors.

In the event of an involuntary termination other than for Cause, as defined in the CIC Plan, as amended, prior to the second anniversary of his promotion, Mr. Gay is entitled to a lump-sum payment equal to twelve (12) months of annual base salary using his annual base salary in effect as of the date of the employment termination. In the event of an involuntary termination other than for Cause after the second anniversary of his promotion, Mr. Gay is entitled to a lump-sum payment equal to six (6) months of annual base salary using his annual base salary in effect as of the date of the employment termination.

David Barnes

In September 2014, the Company entered into an employment agreement with Mr. Barnes in the form of an Offer Letter. Under the Offer Letter, Mr. Barnes is employed for an indefinite period of time. Mr. Barnes’ initial annual base salary was set at $280,000. He also received a one-time sign-on bonus of $50,000 and reasonable and customary relocation expenses. If he chooses to resign from the Company for any reason within the first twenty-four (24) months of his employment, he agrees to return to the Company a pro-rata share of his sign-on bonus equal to the number of months remaining in the 24-month period at the time of resignation divided by 24.

The Offer Letter provides Mr. Barnes with an annual performance bonus opportunity in an amount up to 60% of his annual base salary with the opportunity to exceed 60% with certain stretch goals.

Under the Offer Letter, Mr. Barnes received options to purchase 75,000 shares of the Company’s common stock on October 15, 2014, his first day of employment. The option grant will vest over four (4) years with twenty five percent (25%) of the options vesting one year after the vesting commencement date, which was the first day of his employment. After that date, one thirty-sixth (1/36th) of the remaining options vest each month.

In the event of an involuntary termination other than for cause, prior to the second anniversary of his employment date, Mr. Barnes is entitled to a lump-sum payment equal to six (6) months of annual base salary using his annual base salary in effect as of the date of the employment termination.

In the event of termination due to a Change of Control, as defined in the CIC Plan, as amended, Mr. Barnes is entitled to only the termination benefits under the CIC Plan.

Outstanding Equity Awards as of December 31, 2014

There were no outstanding stock awards at December 31, 2014 as all restricted stock units granted under the 2008 Equity Incentive Plan were vested as of July 1, 2013. The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date
Thomas S. Rooney, Jr.	766,666	(2)	33,334	(2)	$3.41	02/17/2021
	239,583	(3)	10,417	(3)	$2.59	01/03/2022
	250,737	(4)	103,245	(4)	$2.46	02/15/2022
	53,879	(5)	69,274	(5)	$3.92	03/13/2023
	—		440,000	(6)	$4.96	04/23/2024

Joel Gay	—		42,000	(7)	$6.00	03/11/2024
	—		100,000	(8)	$4.91	07/02/2024
	—		100,000	(9)	$3.31	09/30/2024

Dr. Prem Krish	20,312	(10)	4,688	(10)	$3.02	10/04/2021
	47,013	(4)	19,359	(4)	$2.46	02/15/2022
	43,103	(5)	55,419	(5)	$3.92	03/13/2023
	—		84,000	(7)	$6.00	03/11/2024

Audrey Bold	625	(11)	—		$1.00	12/14/2015
	30,000	(12)	—		$5.00	06/28/2017
	16,187	(13)	—		$9.22	09/02/2018
	6,000	(14)	—		$5.25	09/03/2019
	9,402	(4)	3,872	(4)	$2.46	02/15/2022
	23,104	(15)	21,256	(15)	$3.28	12/11/2022
	32,327	(5)	41,565	(5)	$3.92	03/13/2023
	—		84,000	(7)	$6.00	03/11/2024

David Barnes	—		75,000	(16)	$3.80	10/14/2024

Former Officers Included Pursuant to SEC Rules

Alexander J. Buehler (17)	—	—	—	—

Borja Sanchez-Blanco(18)	—	—	—	—

(1)	Includes unvested options for shares, subject to time vesting, granted under the 2008 Amended and Restated Equity Incentive Plan and the 2008 Equity Incentive Plan.

(2)

These options were granted under the 2008 Equity Incentive Plan on February 18, 2011. 25% vested on February 15, 2012 and 1/36th of the remaining options vested each month thereafter. They became fully vested on February 15, 2015.

(3)

These options were granted under the 2008 Equity Incentive Plan on January 4, 2012. 25% vested on February 15, 2012 and 1/36th of the remaining options vested each month thereafter. They became fully vested on February 15, 2015.

(4)

These options were granted under the 2008 Equity Incentive Plan on February 16, 2012. 25% vested on February 15, 2013 and 1/36th of the remaining options vest each month thereafter. They may become fully vested on February 15, 2016.

(5)

These options were granted under the 2008 Amended and Restated Equity Incentive Plan on March 14, 2013. 25% vested on March 13, 2014 and 1/36th of the remaining options vest each month thereafter. They may become fully vested on March 13, 2017.

(6)

These options were granted under the 2008 Amended and Restated Equity Incentive Plan on April 24, 2014. 25% vested on April 23, 2015 and 1/36th of the remaining options will vest each month thereafter. They may become fully vested on April 23, 2018.

(7)

These options were granted under the 2008 Amended and Restated Equity Incentive Plan on March 12, 2014. 25% vested on March 11, 2015 and 1/36th of the remaining options will vest each month thereafter. They may become fully vested on March 11, 2018.

(8)

These options were granted under the 2008 Amended and Restated Equity Incentive Plan on July 3, 2014. 25% will vest on June 27, 2015 and 1/36th of the remaining options will vest each month thereafter. They may become fully vested on July 26, 2018.

(9)

These options were granted under the 2008 Amended and Restated Equity Incentive Plan on October 1, 2014. 25% will vest on June 27, 2015 and 1/36th of the remaining options will vest each month thereafter. They may become fully vested on July 26, 2018.

(10)

These options were granted under the 2008 Equity Incentive Plan on October 5, 2011. 25% vested on September 18, 2012 and 1/36th of the remaining options will vest each month thereafter. They may become fully vested on September 18, 2015.

(11)

These options were granted under the 2004 Stock Option/Stock Issuance Plan on December 15, 2005. They became fully vested on December 14, 2009. These options expire if not exercised on December 14, 2015.

(12)	These options were granted under the 2006 Stock Option /Stock Issuance Plan on June 28, 2007. They became fully vested on June 27, 2011.

(13)	These options were granted under the 2008 Equity Incentive Plan on September 3, 2008. They became fully vested on September 2, 2012.

(14)	These options were granted under the 2008 Equity Incentive Plan on September 3, 2009. They became fully vested on September 2, 2013.

(15)

These options were granted under the 2008 Amended and Restated Equity Incentive Plan on December 12, 2012. 25% vested on November 1, 2013 and 1/36th of the remaining options vest each month thereafter. They may become fully vested on November 1, 2016.

(16)

These options were granted under the 2008 Amended and Restated Equity Incentive Plan on October 15, 2014. 25% will vest on October 14, 2015 and 1/36th of the remaining options will vest each month thereafter. They may become fully vested on October 14, 2018.

(17)	All unvested options were forfeited upon termination of service on July 11, 2014. Vested options not exercised expired 90 days after termination on October 10, 2014.

(18)	All awards were forfeited after termination of service.

Option Exercises and Stock Vested in 2014

In 2014, there were no restricted stock awards vested or outstanding for named executive officers and the following named executive officer exercised options during the period:

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Alexander J. Buehler	432,226	$906,704

Potential Payments Upon Termination or Change of Control

We adopted a revised Change in Control Severance Plan (the “CIC Plan”) in March 2012 for highly compensated employees. Each of the named executive officers currently serving participates in the CIC Plan described below.

Except for the CIC Plan, Mr. Rooney’s, Mr. Gay’s, and Mr. Barnes’ severance terms under their respective Offer Letters and Offer of Promotion, summarized under “Employment Arrangements with Named Executive Officers”, these individuals do not otherwise have an agreement, plan, or arrangement that provides for payments in connection with any employment termination, change in control of the Company, or change in their responsibilities.

The CIC Plan became effective on March 5, 2012. On December 31, and on each anniversary thereafter, the CIC Plan is extended automatically for an additional year unless the Compensation Committee of the Company’s Board of Directors delivers written notice, at least six months prior to the end of each such term, to each participant that the CIC Plan will not be extended. The CIC Plan was automatically extended through December 31, 2015.

The Compensation Committee is authorized by the CIC Plan to designate any full-time employee of the Company as a participant. The participants include the Company’s executive officers and other designated key employees.

A participant is entitled to severance benefits under the CIC Plan if a change of control occurs and the acquiring company terminates the participant’s employment without cause, or the participant terminates his or her employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party). The CIC Plan sets forth definitions of cause, good reason, and change in control which are described in full at the end of this summary.

The severance benefits, conditioned on the participant’s signing a release in favor of the Company and complying with certain other covenants under the CIC Plan, include the following (in addition to then earned and unpaid amounts owed less deductions required or permitted by law):

●	A lump-sum payment equal to (i) 12 months of regular base pay plus (ii) 100% of the participant’s target annual bonus for the fiscal year in which the change in control occurs;

●

Immediate vesting of all unvested equity compensation held by the participant as of the date of termination (and for this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target) (as described further below);

●

The Company’s regular payment of the monthly premium under COBRA, if the participant timely elects to continue medical, dental, and vision benefits under COBRA, for up to 12 months after employment termination (but not continuing after the participant becomes eligible for these benefits with another employer); and

●	Payment by the Company of up to $10,000 for reasonable costs of outplacement services.

The CIC Plan also provides that if a change in control occurs and a participant’s equity compensation is not converted, assumed, or replaced by a successor entity with an equivalent award, then immediately prior to the change in control, the participant’s equity compensation shall become fully exercisable and vested and all forfeiture restrictions on such equity compensation shall immediately lapse. In the case of equity compensation, the amount of which is based on the satisfaction of performance criteria, all performance criteria will be deemed satisfied at target. The conversion, assumption, or replacement of an equity award for another equity award of stock that is not publicly traded shall not be considered an equivalent award for purposes of the CIC Plan.

In no event is the Company obligated to gross up any payment or benefit to a participant to avoid the effects of the “parachute rules” of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Benefits to a participant, however, may be reduced if the reduction would result in the participant receiving a greater payment on an after-tax basis due to the application of those sections of the tax law. Additionally, payments may be conditioned or delayed as needed to be exempt from or comply with Section 409A of the Code relating to “nonqualified deferred compensation.”

The CIC Plan also obligates the Company to make all payments to a Participant required by applicable law upon employment termination such as earned but unpaid salary and bonus (without regard to a release or other covenants of the participant in the CIC Plan and subject to deductions required or permitted by applicable law).

Key Defined Terms of the Change In Control Plan

“Cause” means in the context of employment termination:

(i)	any act by participant in the course of employment or participant’s performance of any act which, if participant were prosecuted, would constitute a felony;

(ii)

participant’s failure to carry out his or her material duties, after not less than thirty (30) days prior written notice of such failure, and which failure is unrelated to an illness or disability of not greater than twelve (12) work weeks;

(iii)	participant’s dishonesty towards or fraud upon the Company which is injurious to the Company;

(iv)	participant’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or

(iv)

participant’s death or disability, as defined in the Company long-term disability plan in which the participant participates, or if the participant does not participate in such a plan, the principal long-term disability plan that covers the Company’s senior-level executives.

“Change in Control” means:

(i)

an acquisition of 50% or more of the outstanding common stock or voting securities of the Company by any person or entity, other than the Company, a Company employee benefit plan, or a corporation controlled by the Company’s stockholders;

(ii)

changes in the composition of the Board over a rolling twelve-month period, which changes result in less than a majority of the directors consisting of Incumbent Directors. “Incumbent Directors” include directors who are or were either (x) members of the Board as of the effective date, as defined in the CIC Plan or (y) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. Incumbent Directors do not include any individual not otherwise an Incumbent Director whose election or nomination resulted from an actual or threatened proxy contest (relating to the election of directors to the Board); or

(iii)

consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation, or sale of all or substantially all of the Company’s then existing assets (collectively, a “Business Combination”) other than a Business Combination: (x) in which the stockholders of the Company immediately prior to the Business Combination receive 50% or more of the voting stock resulting from the Business Combination, (y) through which at least a majority of the members of the Board are Incumbent Directors, and (z) after which no individual, entity, or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) owns 50% or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

“Good Reason” means the occurrence of any one or more of the following without the participant’s express written consent:

(i)	the termination or material breach of this CIC Plan by the Company;

(ii)	the failure by the Company to have any successor, or any assignee of all or substantially all of the Company’s assets, assume this CIC Plan;

(iii)

any material diminishment in participant’s title, position, duties, responsibilities, or status other than those in effect immediately prior to the Change in Control (including, in the case of a participant who is the chief executive officer who reports directly to the Board or a participant who is the chief financial officer or general counsel who reports directly to the chief executive officer immediately prior to the change, if, after such Change in Control, the chief executive officer no longer reports directly to the Board of a public company and the chief financial officer and/or general counsel no longer report directly to the chief executive officer of a public company), it being understood that in the case of a participant other than the chief executive officer, chief financial officer, or general counsel, a participant’s reporting to a business unit head instead of to the chief executive officer will not constitute a material diminishment if the participant’s duties and responsibilities otherwise remain substantially the same;

(iv)

any material reduction in, limitation of, or failure to pay or provide any compensation provided to the participant under any agreement or understanding between the participant and the Company, pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control;

(v)	any material reduction in the participant’s annual base salary or target bonus opportunity from the amounts in effect immediately prior to the Change in Control; or

(vi)	any change in the participant’s place of employment that increases participant’s commuting distance by more than 30 miles over his or her commuting distance immediately prior to the Change in Control.

Good Reason will only be deemed to exist if the participant provides notice of the condition(s) constituting Good Reason within 30 days of the existence of the condition and gives the Company 30 days from its receipt of such notice to remedy the condition. If the condition is remedied, Good Reason will not be deemed to exist.

The benefits provided in the CIC Plan are summarized in the tables below, and the amounts shown assume hypothetically that each applicable termination or event was effective as of December 31, 2014. The actual amounts that will be paid can only be determined at the time of the termination or other applicable event.

The tables below do not include payments that are generally required by applicable law for all salaried employees (notwithstanding that these requirements are referred to in the applicable arrangement) such as payment of accrued but unpaid wages and unused vacation or rights to previously incurred business expense reimbursement. The amounts set forth below do not reflect taxes, tax withholding, or other deductions required by law and may be subject to reduction or delay in payment in accordance with the specific provisions of the applicable arrangement or law.

Benefits under the Change in Control Plan

The payments summarized below are triggered if a change of control occurs, and the acquiring company terminates the participant’s employment without cause, or the participant terminates his/her employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party).

Name	Lump-Sum Payment (1)	Vesting of all Unvested Equity Compensation Awards, Including Time and Performance Vesting Awards (2)	COBRA Benefits for up to 12 Months (Medical, Dental, Vision, and Life Insurance Benefits)	Maximum Outplacement Services Reimbursement
Thomas S. Rooney, Jr.	$428,400	$609,957	$23,738	$10,000
Joel Gay	$633,750	$232,000	$23,397	$10,000
Dr. Prem Krish	$394,944	$258,640	$22,894	$10,000
Audrey Bold	$386,784	$184,329	$23,397	$10,000
David Barnes	$448,000	$110,250	$23,397	$10,000

(1)

These amounts consist of twelve (12) months base pay and 100% of the target annual bonus. Mr. Gay’s target annual bonus was uncapped for 2014 therefore the target used was the actual payout percentage of 95%.

(2)

The CIC Plan further provides that all unvested equity compensation held by a participant will vest and become exercisable immediately prior to a Change in Control (whether or not the participant’s employment is terminated) if a Change of Control occurs and (i) the Company’s shares are no longer publicly traded or (ii) if a publicly-traded company acquires the Company, but does not replace unvested Company awards with defined equivalent equity compensation applicable to the acquiring company’s stock. For this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target. The amount in this column for vesting of equity compensation awards assumes hypothetically that each applicable trigger under the CIC Plan occurred on December 31, 2014.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2014 about shares of the Company’s common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	6,276,029	$4.51	2,808,973

(1)

Represents shares of the Company’s common stock issuable upon exercise of options and vesting of restricted stock units outstanding under the following equity compensation plans: the 2006 Stock Option/Stock Issuance Plan, the 2008 Equity Incentive Plan, and the Amended and Restated 2008 Equity Incentive Plan.

(2)

This calculation does not take into account shares underlying restricted stock awards that may be delivered in the future upon satisfaction of applicable vesting requirements and deferral arrangements.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee has reviewed and discussed with management the financial statements for the year ended December 31, 2014, audited by BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has discussed with BDO USA, LLP matters required to be discussed by AS 16, as amended. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of BDO USA, LLP with the Audit Committee concerning independence and has discussed with BDO USA, LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have appointed BDO USA, LLP as its independent registered public accounting firm for the year ending December 31, 2015, subject to ratification by stockholder vote.

MEMBERS OF THE AUDIT COMMITTEE

Dominique Trempont, Chairman of the Audit Committee

Arve Hanstveit

Fred Olav Johannessen

Robert Yu Lang Mao

DIRECTORS AND MANAGEMENT

Executive Officers and Directors

Our directors, director nominees, and executive officers, along with their ages and positions as of April 30, 2015, are set forth below:

Name	Age	Position
Hans Peter Michelet	55	Director and Chairman of the Board
Alexander J. Buehler	39	Director
Paul Cook	90	Director
Arve Hanstveit	60	Director
Fred Olav Johannessen	61	Director
Ole Peter Lorentzen	62	Director
Robert Yu Lang Mao	71	Director
Dr. Marie-Elisabeth Paté-Cornell	66	Director
Dominique Trempont	60	Director
Olav Fjell	63	Director Nominee
Joel Gay	37	President, Chief Executive Officer, and Director
David Barnes	50	Chief Sales Officer
Nocair Bensalah	46	Vice President of Operations
Juan B. Otero	51	Corporate Counsel and Secretary
Andrew B. Stroud, Jr.	56	Vice President of Human Resources
Sharon Smith-Lenox	63	Controller

Hans Peter Michelet joined our Board of Directors in August 1995 and was appointed Chairman of the Board in September 2004. From January 2005 to November 2007, Mr. Michelet served as our Interim Chief Financial Officer. Before joining our Board, Mr. Michelet was a Senior Manager with Delphi Asset Management, an asset management firm based in Norway, and served as Chief Executive Officer of Fiba Nordic Securities, a Scandinavian investment bank. He also held management positions with Finanshuset and Storebrand Insurance Corporation. He became our Executive Chairman in March 2008 and transitioned to Non-Executive Chairman in June 2011. Mr. Michelet is Chairman of the Board of Directors of SynchroNet Logistics Inc., a maritime software-as-a-service (“SaaS”) provider, and a Director of Profunda AS, a commercial salmon breeding farm. Mr. Michelet also serves on the Board of IRIS Forskninginvest and as Chairman of the Board of Active Club Solutions, Inc. Mr. Michelet holds a B.A. in Finance from the University of Oregon. The Board selected Mr. Michelet as a Director and its Chairman due to his experience as an investor and entrepreneur, his senior management experience in multi-cultural financial institutions, his strong organizational and leadership skills, and his knowledge of the Company operations and markets.

Alexander J. Buehler joined our Board of Directors in February 2015. Mr. Buehler currently serves as the Chief Executive Officer of Energy Maintenance Services, a leading upstream oilfield services provider. Mr. Buehler served as Chief Financial Officer of Energy Recovery from 2011 until he joined Energy Maintenance Services in 2014. From 2005 to 2011, he served in executive leadership positions at Insituform Technologies, Inc., (now Aegion Corporation; NASDAQ: AEGN), a global, leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas and worked for five years in the U.S. Army Corps of Engineers. Mr. Buehler received a B.S. in Civil Engineering from the United States Military Academy at West Point and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. Mr. Buehler was selected as a Director because of his strong organizational and leadership skills, his financial expertise, his knowledge of the Company’s operations, and his substantial experience in the global water industry, as well as in the oil & gas markets.

Paul M. Cook has served as a member of the Board of Directors since July 2008. Mr. Cook is the Founder of Raychem Corporation, a pioneer in material science based on radiation chemistry. Mr. Cook served as its Chief Executive Officer and Chairman of the Board for 33 years and oversaw Raychem’s growth through innovation and market creation into a $1.6 billion global enterprise. Mr. Cook is the Chairman of Global Translation, Inc., a private company that provides automated translation services for television stations and networks, a position he has held since December 2006. Mr. Cook is a member of the National Academy of Engineering and the American Academy of Science. He is a member of the Bay Area Business Hall of Fame and received the National Medal of Technology in 1988. Mr. Cook holds a B.S. in Engineering from Massachusetts Institute of Technology. The Board selected Mr. Cook as a Director after its initial public offering because of his successful tenure as founder and Chief Executive Officer of a high-growth technology company, his expertise in material science and markets, and his strategic and organizational business acumen.

Arve Hanstveit has served as a member of our Board of Directors since 1995. From 1997 through 2010, Mr. Hanstveit served as Partner and Vice President of ABG Sundal Collier, a Scandinavian investment bank, where he was responsible for advising U.S. institutional investors on equity investments in Nordic companies. Prior to joining ABG Sundal Collier, Mr. Hanstveit worked as a Securities Analyst and as a Portfolio Manager for TIAA-CREF, a large U.S. institutional investor. From 2007 through 2010, Mr. Hanstveit served on the Board of Directors of Kezzler AS, a privately-held Norwegian company that delivers secure track-and-trace solutions. He is also a Board member of the Norwegian American Chamber of Commerce and a member of the New York Angels, an independent consortium of accredited angel investors who provide equity capital for early-stage companies in the New York City area. Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison. The Board selected Mr. Hanstveit as a Director due to his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets, and his extensive knowledge of the Company, its products, and markets.

Fred Olav Johannessen has served as a member of the Board of Directors since June 1992. Mr. Johannessen is the Founder and Owner of Nordiska Literary Agency, a Danish company that licenses theater productions and musicals in Scandinavia. Mr. Johannessen has served on the Board of Directors of Thalia Teater AS, a private theater production company in Norway, since June 1985. He has also been a member of the Board of Directors of Folin, a private European company that invests in literary agencies, since March 1999. He joined the Board of Directors of SynchroNet Logistics Inc., a maritime technology service provider, in 2010. Prior to his work in theater, Mr. Johannessen worked as a securities analyst and owned and managed several radio stations in Scandinavia. Mr. Johannessen earned his M.S. in Finance from Colorado State University. The Board selected Mr. Johannessen as a Director because of his early investment in the Company, his prior experience as a securities analyst, his financial know-how, and his entrepreneurship.

Ole Peter Lorentzen joined our Board of Directors in February 2015. Mr. Lorentzen has been the Chairman and beneficial owner of Ludvig Lorentzen AS, an investment firm, since its inception in 1987. Mr. Lorentzen has extensive experience in working with management teams and Boards to seek methods of enhancing value for all shareholders. Mr. Lorentzen previously served on the Board of Directors of Energy Recovery from 2007 until the company went public in 2008. Mr. Lorentzen earned his B.S. in Business Administration from Lund University in Sweden. The Board selected Mr. Lorentzen as a director because of his extensive business experience, his familiarity with the Company having previously served on the Board of Directors as an early investor, as well as his equity stake in the Company.

Robert Yu Lang Mao joined our Board of Directors in September 2010. Mr. Mao was on the Board of Directors of 3Com Corporation from 2007 to 2010. He is currently a Board member of Taiwan-based Yulon-Nissan Motor Company, which is listed on the Taiwan Stock Exchange. He has served as a member of the Board of Directors of Ubee Interactive Corporation, a private company that supplies broadband access equipment and devices to multimedia and telecom service providers worldwide since 2006. He also served as a Board member of Pyroswift Holdings, Ltd., a private company that supplies high-intensity LED lighting modules and equipment from 2006 to 2014. Mao served as a Board member of Cypress Semiconductors, a NASDAQ listed company from May 2014 until March 2015 when Cypress merged with another company. Mr. Mao also served as a Board member of US-China Business Council and as a Board member and Vice Chairman of the Pacific Telecommunication Council. In August of 2013, Mr. Mao was named Chairman of Hewlett-Packard, China. From 2008 to 2010, Mr. Mao was the Chief Executive Officer of 3Com Corporation, a developer of computer networking and security solutions, where he helped expand the company’s business in Europe, the Middle East, the Americas, Asia Pacific, and China. He completed the M&A transaction in which 3Com was acquired by Hewlett-Packard Company in April of 2010. Prior to 3Com Corporation, he worked for Nortel Networks, a broad-based communications technology company, as Chief Executive Officer of the company’s Greater China operations from 1997 to 2006. Before joining Nortel, he was Regional President of the Greater China region for Alcatel-Lucent from 1995 to 1997. He also held executive positions at Alcatel and ITT in Asia and the United States. Mr. Mao holds a B.S. in Material Science and an M.S. in Metallurgical Engineering from Cornell University and an M.B.A. in Management from the Massachusetts Institute of Technology (MIT). The Board selected Mr. Mao to serve as a Director because of his prior executive experience helping equipment manufacturers expand into new product and geographic markets, his knowledge of the China market, and his strong strategic and analytical skills.

Dr. Marie-Elisabeth Paté-Cornell has served as a Director of the Company since February 2009. Dr. Paté-Cornell is a Professor at Stanford University in the Department of Management Science and Engineering. She served as this department’s Chair from January 2000 until 2011. She was a Professor at Stanford’s Department of Industrial Engineering and Engineering Management from September 1991 to December 1999 and became Chair of that department in September 1997, a position she held until December 1999. She has been a member of the Board of Trustees of InQtel since 2006. She served as a member of the Board of Trustees of Aerospace Corporation from 2004 to 2013. She was elected as a member of the Board of Draper Laboratory in 2009. Dr. Paté-Cornell has been a member of the National Academy of Engineering since 1995 and served as a member of its Council from 2001 to 2007. She received a B.S. in Mathematics and Physics from the University of Marseilles in France, an M.S. and Engineering Degree from the Institute Polytechnique in Grenoble, France, an M.S. in Operations Research from Stanford University, and a Ph.D. in Engineering-Economic Systems from Stanford University. The Board selected Dr. Paté-Cornell as a Director because of her leadership role at a major U.S. university, her academic background in management science and engineering, her work in public policy, and her specialized knowledge of risk analysis and management.

Dominique Trempont has served as a Director of the Company since July 2008. He also serves on the Board of Directors of the following companies, with a strategic focus on disruptive technologies and emerging markets: RealNetworks (NASDAQ: RNWK), a leader in on-line entertainment (video, music, SMS, ring tones, games); The Daily Mail and General Trust (London Stock Exchange: DMGT.L), a global B2B and B2C media company focused on high-quality content and publishing applications; on24, a late-stage private software-as-a-service company and leader in virtual events and webcasting; and Trion World, Inc., a private cloud-based multiplayer online gaming company. From 2005 until November 2011, he served as a Director of Finisar (NASDAQ: FNSR), a leader in high-speed fiber optic communication systems. From October 2006 to April 2010, Mr. Trempont served as Director and Chairman of the Audit Committee of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010. Mr. Trempont spent the first 14 years of his career as a senior executive with Raychem Corporation, a leader in material science. From 1993 through 1997, he served as Chief Financial Officer and Head of Operations of NeXT Software. After NeXT was acquired by Apple Computer Corporation, he served as Chief Executive Officer of Gemplus Corp (now a part of Gemalto), a developer of smart-card solutions. From 1999 to 2002, he was Chairman, President, and Chief Executive Officer of Kanisa, Inc., a start-up company focused on natural language search and knowledge management software until its merger with Serviceware, now Knova, Inc. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. Mr. Trempont received a B.S. in Economics from College Saint Louis (Belgium), a B.S. in Business Administration and Computer Sciences from IAG (LSM) at the University of Louvain (Belgium), and an M.B.A. from INSEAD (France/Singapore). The Board selected Mr. Trempont as a Director after our initial public offering because of his prior board and audit committee experience with established public companies (including as chairman of the Audit Committee of 3Com), his financial expertise, and his operational experience at global and multi-cultural technology companies.

Olav Fjell was nominated as a director on April 30, 2015. Mr. Fjell has served as a member of the Board of Directors of Statkraft, a leader in hydropower internationally and Europe’s largest generator of renewable energy, since 2012 and is currently its Chairman of the Board. Prior to becoming a member of the Board of Statkraft, Mr. Fjell was the Chief Executive Officer of Hurtigruten from 2007 to 2012, Lindorff from 2006 to 2007, and Statoil, a global leader in exploration, production, and processing of oil and gas, from 1999 to 2003. Mr. Fjell is also the Chairman of the Board for Nofima AS, Concedo ASA, Rapp Marine Group AS, Swix Sport AS, Bene Ager Norden AS, and Franzefoss AS, as well as Deputy Chair of Lotos Exploration and Production Norge. Mr. Fjell holds a Master’s degree from the Norwegian School of Economics. The Board selected Mr. Fjell because of his extensive and broad executive experience, both as a CEO and through directorships in Norwegian businesses and his experience in the oil and gas industry.

Joel Gay was appointed as President, Chief Executive Officer, and Director on April 24, 2015. Mr. Gay served as the Company’s Chief Financial Officer from June of 2014 until his appointment as President, Chief Executive Officer, and a member of the Board. Mr. Gay joined the Company in January 2012 and has held several positions, including Vice President of Finance. Prior to joining the Company, Mr. Gay held various roles at Aegion Corporation (NASDAQ:AEGN) from April 2007 until December 2011, most notably as Chief Financial Officer of the largest division (North America). Mr. Gay has also held several positions within the Service Master Corporation and began his career in entrepreneurial finance. Mr. Gay also serves on the Board of GDG Constructors as an Executive Director and Chair of the Audit Committee. Mr. Gay holds an MBA from the University of Chicago-Booth School of Business and a B.A. from St. Thomas University. The Board selected Mr. Gay as a director in connection with his appointment as our President and Chief Executive Officer.

David Barnes joined the Company in October 2014 as Chief Sales Officer. Prior to joining the Company, Mr. Barnes was Executive Vice President of Global Strategic Sales at Honeywell from July 2013 to September 2014 and Global Business Director of ExxonMobil at Honeywell from July 2007 to June 2013. Prior to joining Honeywell, he held a variety of senior leadership roles with GE Power Systems, GE Silicones, and the SPX Corporation. Mr. Barnes served in the U.S. Navy for six years and was trained as a nuclear propulsion engineer at the Naval Nuclear Power School. Mr. Barnes holds a B.S. in Mechanical Engineering from the University of Washington. Mr. Barnes is Six Sigma Green Belt Certified and Six Sigma Black Belt Trained. Mr. Barnes is also LEAN Executive Certified from the University of Tennessee.

Nocair Bensalah joined the Company in January 2012 as Vice President of Manufacturing. Mr. Bensalah is responsible for all the Company’s procurement and production operations. From August 2005 through December 2011, Mr. Bensalah served in a variety of technical and operational leadership roles, including quality assurance, applications engineering, new product development, project management, and operations, at Insituform Technologies, Inc., (now Aegion Corporation; NASDAQ: AEGN), a global, leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas. From October 1999 through July 2002, he served in various positions in quality assurance and manufacturing operations at ABB Inc. (NYSE: ABB), a global leader in power, robotics, and automation technologies. Mr. Bensalah holds a B.S. in Mechanical Engineering from Temple University, an M.S. in Engineering Management from Western Michigan University, and an Executive M.B.A. from Washington University in St. Louis. Mr. Bensalah is also a Six Sigma Black Belt, a certification program focused on quality assurance and manufacturing business processes.

Juan B. Otero joined the Company in September 2012 and serves as Corporate Counsel and Secretary. Mr. Otero is also serves as the Company’s Compliance Officer. From 2009 through 2012, he was General Counsel and Secretary of Trilliant Incorporated, a privately-held smart grid solutions provider. From 2004 through 2009, Mr. Otero served as General Counsel and Secretary of Harris Stratex Networks (now Aviat Networks), a publicly traded provider of turnkey wireless networks solutions. Previously, he held senior legal positions at Compaq Computer Corporation, the Hewlett-Packard Company, and Hitachi Data Systems. Mr. Otero holds a J.D. from the University of Colorado, Boulder and a B.A. in International Relations from the University of California, Davis. He is a member of the California and Colorado state bar associations.

Andrew B. Stroud, Jr. joined the Company in March 2014 and serves as Vice President of Human Resources. From 2010 to 2014, Mr. Stroud was the Founder and President of i4Talent, LLC, a human resource consulting company specializing in training and talent management. From 2008 to 2009, Mr. Stroud was Executive Vice President with DHR International, a global executive search firm. He has held executive leadership positions with PepsiCo, Evenflo, Great Plains Energy, and Insituform Technologies (now Aegion Corporation; NASDAQ: AEGN). Mr. Stroud holds B.S. degree from the United States Military Academy at West Point and an MBA from Averett University. He received his SPHR certification from the Society of Human Resource Management.

Sharon Smith-Lenox joined the Company in February 2013 as Controller. From 2009 to 2013, Ms. Smith-Lenox was Controller for Tigo Energy, a provider of smart module optimizer technology for the solar industry. Previously, she was Corporate Controller and Chief Accounting Officer for Maxim Integrated Products, Inc., a public semi-conductor developer and manufacturer of integrated circuits (ICs) for the industrial, communications, consumer, and computing markets. Ms. Smith-Lenox also held various positions of increasing responsibility at the Hewlett-Packard Company, including Americas’ Controller for Hewlett-Packard’s leasing business. Ms. Smith-Lenox began her professional career at KPMG, San Francisco, advancing to Manager. Ms. Smith-Lenox holds a M.A. in International Relations from the University of California, Berkeley, a B.A. in International Relations from Long Island University, and a B.S. in Accounting from the California State University, East Bay. Ms. Smith-Lenox is a Certified Public Accountant (CPA).

RELATED PERSON POLICIES AND TRANSACTIONS

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related-party transactions for potential conflicts of interest on an ongoing basis. The NASDAQ listing rules require that the Company conduct an appropriate review of all related-person transactions (as defined in SEC rules) for potential conflict-of-interest situations on an ongoing basis by the Audit Committee or another independent body of the Board of Directors.

The Board’s Nominating and Corporate Governance Committee charter also provides that the Committee will review potential conflicts of interest. The Company’s Code of Business Conduct also states a policy to the effect that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to a supervisor, executive officer, or member of the Audit Committee as described in the code.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by the listing rules of the NASDAQ Global Market LLC. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.energyrecovery.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2016 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between December 26, 2015 and January 25, 2016. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2016 Annual Meeting of Stockholders must be received by the Company no later than December 26, 2015 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock (collectively “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2014 there were only the following late filings: Mr. Alexander Buehler was one day late filing one Form 4 transaction in March 2014 and Mr. Dominic Trempont was seven to eight days late on filing two Form 4 transactions in May 2014. Mr. Buehler’s filing was delayed due to a clerical error and Mr. Trempont’s filings were delayed due to late notification from the broker. All other Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

The Board of Directors knows of no other business that will be presented at the 2015 Annual Meeting. If any other business is properly brought before the 2015 Annual Meeting, the Board intends that such business will be voted upon by the persons voting the proxies consistent with the judgment of such persons.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, ENERGY RECOVERY, INC., 1717 DOOLITTLE DRIVE, SAN LEANDRO, CALIFORNIA 94577, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED WITH THE FORM 10-K.

By Order of the Board of Directors, /s/ Hans Peter Michelet Hans Peter Michelet. Chairman of the Board of Directors

April 30, 2015

San Leandro, California